Exhibit 2.1

PURCHASE AND SALE AGREEMENT
DATED DECEMBER 15, 2021,
BY AND BETWEEN
CHISHOLM ENERGY OPERATING, LLC AND CHISHOLM ENERGY AGENT, INC.
AS SELLER,
EARTHSTONE ENERGY HOLDINGS, LLC
AS BUYER,
AND
SOLELY WITH RESPECT TO ITS OBLIGATIONS RELATED TO THE CLASS A COMMON STOCK,
EARTHSTONE ENERGY, INC.

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EXHIBITS AND SCHEDULES
Exhibit A-1    Leases
Exhibit A-2    Gathering System
Exhibit B    Wells
Exhibit C    Form of Assignment and Bill of Sale
Exhibit D    Excluded Assets
Exhibit E    Target Area
Exhibit F    Form of Transition Services Agreement
Exhibit G    Form of Closing Escrow Agreement
Exhibit H    Form of Registration Rights Agreement
Exhibit I    Form of Lock-Up Agreement
Exhibit J    Form of Side Letter Agreement
Exhibit K    Form of Amended and Restated Voting Agreement

Schedule NC    Form of Non-Competition Agreement
Schedule PE    Permitted Encumbrances
Schedule 1(p)    Property Costs
Schedule 1(q)    Seller Bonds, Permits and Licenses
Schedule 1.01    Certain Environmental Matters
Schedule 2.02    Deferred Cash Consideration Payment
Schedule 2.04(a)(xi)    Persons Entitled to Stock Consideration
Schedule 2.06    Certain Assumed Liabilities
Schedule 2.07    Allocation of Purchase Price
Schedule 3.02(b)    No Conflict
Schedule 3.03    Taxes
Schedule 3.04    Legal Proceedings
Schedule 3.06    Compliance with Legal Requirements
Schedule 3.07    Prepayments
Schedule 3.08    Material Contracts
Schedule 3.09    Consents and Preferential Purchase Rights
Schedule 3.10    Current Commitments
Schedule 3.11    Wells
Schedule 3.12    Environmental
Schedule 3.13(a)    Royalties
Schedule 3.13(b)    Suspense Funds
Schedule 3.15     Non-Consent Operations
Schedule 3.16    Bonds and Credit Support; Insurance Information
Schedule 3.18    Payouts
Schedule 3.19    Equipment
Schedule 4.02(a)    Capitalization of Earthstone
Schedule 4.02(f)    Subsidiary Capitalization
Schedule 4.16    SEC Filings
Schedule 5.02    Certain Authorized Pre-Closing Actions
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PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of December 15, 2021 (the “Execution Date”), by and between Chisholm Energy Operating, LLC, a Delaware limited liability company (“Chisholm”), and Chisholm Energy Agent, Inc., a Delaware corporation (“Chisholm AgentCorp” and together with Chisholm, collectively, and jointly and severally, “Seller” and each individually, as the context may require, a “Seller”), Earthstone Energy Holdings, LLC, a Delaware limited liability company (“Buyer”), and solely with respect to its obligations related to the Class A Common Stock (as defined herein) including all obligations under Section 6.07, Earthstone Energy, Inc., a Delaware corporation (“Earthstone”, and together with Buyer, the “Earthstone Parties” and each an “Earthstone Party”). Seller and the Earthstone Parties are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”
RECITAL
Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in and to certain oil and gas properties and related assets and contracts as described herein, effective as of the Effective Time, for the consideration and on the terms set forth in this Agreement; and
On the Execution Date, Seller has delivered the Stockholder Approval to Buyer.
AGREEMENT
For and in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS
For purposes of this Agreement, in addition to other capitalized terms defined in this Agreement, the following terms have the meanings specified or referred to in this Article 1 when capitalized:
“2021 Audited Financials” – as defined in Section 6.06(a).
“A&R Voting Agreement” – as defined in Section 5.07.
“AAA” – the American Arbitration Association.
“Accounting Expert” – as defined in Section 2.05(d).
“AFE” – as defined in Section 3.10.
“Affiliate” – with respect to a Party, any Person directly or indirectly controlled by, controlling, or under common control with, such Party, including any subsidiary of such Party and any “affiliate” of such Party within the meaning of Reg. §240.12b-2 of the Exchange Act. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships. The terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly. For the avoidance of doubt, (a) Warburg Pincus, LLC, any portfolio company managed by Warburg Pincus, LLC (other than Parent and its subsidiaries), and any of their respective investors, general partners and any of their respective Affiliates shall not constitute an Affiliate of Seller and (b) none of the EnCap Companies shall constitute an Affiliate of the Earthstone Parties or any of the Earthstone Parties’ direct and indirect subsidiaries.
“Aggregate Defect Deductible” – an amount equal to two and one-half percent (2.5%) of the unadjusted Purchase Price.
“Aggregate Environmental Defect Value” – as defined in Section 11.12.
“Aggregate Title Defect Value” – as defined in Section 11.07.
“Agreement” – as defined in the preamble to this Agreement.
“Allocated Values” – the values assigned among the Leases and Wells as set forth on Schedule 2.07.
“Allocation Dispute Resolution Period” – as defined in Section 2.07(b).
“Applicable Contracts” – all Contracts to which Seller is a party or is bound that relate to any of the Assets and (in each case) that will be binding on Buyer or the Assets after the Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts to the extent relating to the Excluded Assets.
“Asset Taxes” – ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon the operation or ownership of the Assets, the production of Hydrocarbons therefrom or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.
“Assets” – all of Seller’s right, title, and interest in, to, and under the following, without duplication, except to the extent constituting Excluded Assets:
(a)(i) the oil, gas or mineral leases located in the Target Area, including those described on Exhibit A-1, including any ratifications, extensions and amendments thereof, whether or not any such ratifications, extensions or amendments are described on Exhibit A-1 (the “Leases”) and (ii) the lands covered by the Leases (the “Lands”), including any overriding royalties, production payments and net profits interests covering or arising out of the Lands, in each case, together with any and all leasehold interests and other rights, titles and interests of Seller in and to any pooled acreage, communitized acreage or units arising on account of the Leases or the Lands having been pooled, communitized or unitized into such units (the “Unit Interests”);
(b)all pipelines and gathering systems located in the Target Area or otherwise used or held for use in connection with the Properties, including those described on Exhibit A-2 (the “Gathering System”);

(c)all oil wells and gas wells, water injection wells and other injection or disposal wells, temporarily abandoned and permanently plugged and abandoned wells, and all other wells of every nature and kind located on or attributable to the Leases, the Lands, or the Unit Interests, (the “Wells”, and, together with the Lands, the Leases, and the Unit Interests, the “Properties”), including all of the wells described on Exhibit B;
(d)all oil, gas, well gas, casinghead gas, condensate, and all components of any of them (including liquids and products produced from any of them) (the “Hydrocarbons”), in each case, either (i) produced from or attributable to the Properties from and after the Effective Time or (ii) in storage or existing in tanks, pipelines or plants or that constitute liquids, including inventory and line fill, in each case of the foregoing, as of the Effective Time (the “Conveyed Hydrocarbons”);
(e)all Imbalances;
(f)to the extent assignable and to the extent the transfer or disclosure thereof would not be restricted by binding obligations of confidentiality, all Applicable Contracts and all rights thereunder, insofar and only to the extent related to the Assets;
(g)to the extent assignable or transferable, all easements, rights-of-way, servitudes, surface use agreements, surface leases and similar rights, obligations and interests that are located in the Target Area or that relate to, or are held for, the use, ownership or operation of any of the Properties, any pipeline or gathering systems located in the Target Area or otherwise primarily used or held for use in connection with the Properties or any of the Tangible Property (the “Rights of Way”);
(h)to the extent assignable or transferable, unless the assignment or transfer thereof would require the payment of a fee or other consideration to any person other than Seller (or any of its Affiliates) that Buyer has not separately agreed in writing to pay, all permits, water rights (including water withdrawal, storage, discharge, treatment, injection and disposal rights), licenses, registrations, consents, orders, approvals, variances, exemptions, waivers, franchises, rights and other authorizations issued by any Governmental Body that are related to the use, ownership or operation of any of the Properties or any of the Tangible Property (the “Permits”);
(i)all equipment, machinery, fixtures, and other real, immovable, personal, movable and mixed property that is located on the Leases, the Lands or the Rights of Way and primarily used (or held for use) in connection with the use, ownership or operation of the Properties or the Gathering System, including flow lines, pipelines, well pads, caissons, tank batteries, equipment inventory (other than any equipment inventory consumed in the ordinary course of business prior to the Closing), improvements and abandoned property (collectively, the “Tangible Property”);
(j)all radio equipment, SCADA and measurement technology and other production related mobility devices (such as SCADA controllers), well communication devices and any other information technology systems and licenses associated with the foregoing, in each case only to the extent such assets and licenses are (i) used or held for use in connection with the operation of the Properties, (ii) assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee); and (iii) located within the Target Area;
(k)except to the extent the transfer or disclosure thereof would be restricted by binding obligations of confidentiality in favor of Third Parties that, following reasonable efforts, Seller was unable to obtain a waiver thereof, all of the data (excluding any geological and geophysical or other seismic or related technical data, or any interpretations of any of the foregoing to the extent that, following reasonable efforts, Seller was unable to obtain a waiver thereof and, following Seller’s request, Buyer declined to make any such necessary payments required under the express terms governing the transfer of such data, but including data that is owned by Seller or may otherwise be transferred without the consent of, or payment to, a Third Party), files, records, maps and information, whether held in hard copy or electronic format, in Seller’s possession that are related to any of the Assets, including all land, title and contract files and operations, accounting, environmental, production and Asset Tax records with respect to such Assets, other than any such data, files, records, maps and information that contain any data or information included in or relating to (and only to the extent included in or relating to) the Excluded Assets (the “Records”);
(l)all (i) trade credits, accounts receivable, notes receivable, take or pay amounts receivable, and other receivables, instruments, general intangibles and other proceeds, benefits, income or revenues attributable to any of the Assets (including from the sale of any Conveyed Hydrocarbons) with respect to any period of time from and after the Effective Time; and (ii) liens and security interests in favor of Seller or its Affiliates, whether choate or inchoate, under any Legal Requirement or Contract, in each case, solely to the extent arising from, or relating to, the ownership or operation of the Assets, on or after the Effective Time; and
(m)the Suspense Funds.
To the extent that any of the foregoing are used or relate to both the Assets and certain of the Excluded Assets, such as, by way of example but not limitation, ingress and egress rights and road and pipeline easements, such assets or rights shall be jointly owned by Seller, as part of the Excluded Assets, and by Buyer, as part of the Assets.
“Assignment” – the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit C. Except for the special warranty of Defensible Title by, through and under Seller and its Affiliates contained therein, the foregoing Assignment shall be without warranty of title, whether express, implied, statutory, or otherwise, it being understood that Buyer shall have the right to conduct pre-Closing title due diligence as described below in Article 11, and that the rights and remedies set forth in Article 11 prior to Closing shall be Buyer’s sole rights and remedies with respect to title and the special warranty of Defensible Title shall be Buyer’s sole remedy with respect to title after Closing, subject to Article 10.
“Assumed Liabilities” – as defined in Section 2.06.
“Audited Financials” – as defined in Section 6.06(a).
“Avalon Formation” – means for Lea County, New Mexico, the stratigraphic equivalent of 8765' to 9757’, as defined in the Dual Laterolog/Compensated Neutron Formation Density log/Gamma Ray log for the Chisholm Minis Federal #1 well located 3300’ FNL & 1650’ FEL of Section 1, T21S, R32E, Lea County, New Mexico bearing API #30-025-27659. For Eddy County, New Mexico, the stratigraphic equivalent of 5297’ to 6217’, as defined in the Laterolog/Density-Neutron log/Gamma Ray log for the Oxy USA Inc Oxy Spike #1 well located 1980’ FNL & 660’ FEL of Section 33, T23S, R26E, Eddy County, New Mexico bearing API #30-015-28938.
“Bone Spring Formation” – means collectively the First Bone Spring, the Second Bone Spring and the Third Bone Spring.
“Breach” – a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any certificate delivered pursuant to Section 2.04(a)(iv) or Section 2.04(b)(iv) shall be deemed to have occurred if there is or has been any breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.
“Business Day” – any day other than a Saturday, Sunday, or any other day on which commercial banks in the State of Texas are authorized or required by Legal Requirement to close.
“Buyer” – as defined in the preamble to this Agreement.
“Buyer Closing Documents” – as defined in Section 4.03(a).
“Buyer Common Stock” – as defined in Section 4.02(a).
“Buyer Group” – Buyer and its Affiliates (including Earthstone), and their respective Representatives.
“Buyer Related Parties” – as defined in Section 12.18.
“Buyer Subsidiaries” – means the respective subsidiaries of each of Earthstone and Buyer.
“Buyer’s Auditor” – as defined in Section 6.06(a).
“Casualty Loss” – as defined in Section 11.14.
“Certificate of Incorporation” means that certain Third Amended and Restated Certificate of Incorporation of Earthstone, executed May 9, 2017, as amended.
“Chisholm” – as defined in in the preamble to this Agreement.
“Chisholm AgentCorp” – as defined in in the preamble to this Agreement.
“Class A Common Stock” – as defined in Section 4.02(a).
“Class B Common Stock” – as defined in Section 4.02(a).
“Closing” – the closing of the Contemplated Transactions.
“Closing Date” – as defined in Section 2.03.
“Closing Escrow Agreement” – the Escrow Agreement pertaining to the Indemnity Escrow Account by and among, Seller, Buyer and the Transfer Agent, in substantially the form attached to this Agreement as Exhibit G, with such changes as are required by the Transfer Agent and agreed to by Seller and Buyer (which such agreement by either of such Parties shall not be unreasonably withheld or conditioned).
“Code” – the Internal Revenue Code of 1986, as amended.
“Complete Remediation” – with respect to an Environmental Defect, a remediation or cure of such Environmental Defect which is completed in accordance with the Lowest Cost Response.
“Confidentiality Agreement” – that certain confidentiality agreement, dated as of September 14, 2021 , by and between Parent and Earthstone.

“Consent” – any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization) from any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.
“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:
(a)the sale of the Assets by Seller to Buyer;
(b)the performance by the Parties of their respective covenants and obligations under this Agreement; and
(c)Buyer’s acquisition, ownership, and exercise of control over the Assets.
“Contract” – any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way (including the Rights of Way), permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.
“Conveyed Hydrocarbons” – as set forth in the definition of “Assets”.
“COVID-19” – means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof (including the delta and omicron variants) or related or associated epidemics, pandemic or disease outbreaks.
“Cure” – as defined in Section 11.06(a)(i).
“Damages” – any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages, penalties, fines, expenses, costs, fees, settlements, and deficiencies, including any attorneys’ fees, legal fees, and other costs and expenses suffered or incurred therewith.
“Debt Contract” – any indenture, mortgage, loan, credit or similar agreement entered into by Seller or its Affiliates creating indebtedness on the part of Seller or its Affiliates for borrowed money or the deferred purchase price of property acquired by, or for services rendered to, Seller or its Affiliates.
“De Minimis Environmental Defect Cost” – One Hundred Seventy-Five Thousand Dollars ($175,000).
“De Minimis Title Defect Cost” – One Hundred Thousand Dollars ($100,000).
“Defect Notice Date” – as defined in Section 11.04.
“Defensible Title” – title of Seller with respect to the Leases and Wells that, as of the Closing Date and subject to the Permitted Encumbrances, is fairly deducible of record, or, where title is derived by unrecorded instruments or documented elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements or unitization agreements and:
(a)with respect to the Target Formation for each Lease set forth on Exhibit A-1 and for each Well described in Exhibit B, entitles Seller to receive not less than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit B, as applicable, for the applicable Target Formation, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may, from and after the Effective Time and in accordance with the terms of this Agreement, elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Effective Time of pools or units in accordance with this Agreement, and (iii) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries;
(b)with respect to the Target Formation for each Well (in each case, subject to any reservations, limitations or depth restrictions described in Exhibit B for such Well), obligates Seller to bear not more than the Working Interest set forth in Exhibit B for the applicable Target Formation, except (i) increases resulting from contribution requirements with respect to defaulting parties under applicable operating, unit, pooling, pre-pooling or similar agreements, or (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest;
(c)with respect to each Lease set forth on Exhibit A-1, entitles Seller to not less than the Net Acres set forth on Exhibit A-1 for such Lease with respect to the applicable Target Formation; and
(d)is free and clear of all Encumbrances.
“Deposit Amount” – an amount equal to five percent (5%) of the unadjusted Purchase Price (including any interest accrued thereon).
“Dispute Notice” – as defined in Section 2.05(d).
“Disputed Environmental Amount” – as defined in Section 11.11(b).
“Disputed Matter” – as defined in Section 11.15(a).
“Disputed Title Amount” – as defined in Section 11.06(b).
“DOJ” – the Antitrust Division of the U.S. Department of Justice.
“DTPA” – as defined in Section 4.12.
“Earthstone” – as defined in the preamble to this Agreement.
“Earthstone Audit Committee” – as defined in Section 4.18.
“Earthstone Board” – the Board of Directors of Earthstone.
“Earthstone Financial Statements” – the audited financial statements filed with the SEC by Earthstone for the year ended December 31, 2020.
“Earthstone Internal Controls” – as defined in Section 4.18.
“Earthstone Material Contracts” – all leases, contracts, agreements (oral or written) and instruments to which Buyer or any Buyer Subsidiary is a party as of the date hereof and which are in any single case, of material importance to the conduct of the business of Buyer and its subsidiaries, taken as a whole.
“Earthstone Preferred Stock” – as defined in Section 4.02(a).

“EEH LLC Agreement” – means the First Amended and Restated Limited Liability Company Agreement of Buyer dated May 9, 2017.
“EEH Organizational Documents” – means the certificate of formation of Buyer and the EEH LLC Agreement.
“EEH Units” – means Units (as defined in the EEH LLC Agreement) of Buyer having such rights, privileges and preferences of the “Units” as set forth in the EEH LLC Agreement.
“Effective Time” – November 1, 2021, at 12:01 a.m. local time at the location of the Assets.
“EnCap Companies” – EnCap Investments L.P., any fund formed or managed by such Person or its Affiliates for the purposes of making investments, or any portfolio company of any of such funds (other than Earthstone and its direct and indirect subsidiaries).
“Encumbrance” – any defect, charge, burden, encumbrance, equitable interest, privilege, lien, mortgage, deed of trust, production payment, option, pledge, collateral assignment, security interest, or other arrangement substantially equivalent thereto.
“Environmental Condition” – any environmental condition existing on the Execution Date that presently requires remediation or corrective action under (or if known, would presently require remediation under), or that represents a current violation of, any Environmental Law with respect to the Properties, other than any such condition to the extent caused by or relating to asbestos or asbestos containing materials, NORM (unless and to the extent the presence of asbestos, asbestos-containing materials or NORM constitutes a current violation of Environmental Laws as of the Execution Date), or the obligation to plug, abandon, or decommission wells associated with the Assets. Further, for the avoidance of doubt, (a) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently plugged and abandoned, in each case, shall not form the basis of an Environmental Condition, (b) the fact that a pipe is temporarily not in use shall not form the basis of an Environmental Condition, and (c) except with respect to personal property (i) that causes or has caused contamination of soil, surface water or groundwater or (ii) the use or condition of which is a current violation of Environmental Law or presently requires remediation or corrective action under Environmental Law (or if known, would presently require remediation under Environmental Law), the physical condition of any surface or subsurface personal property, including water or oil tanks, separators or other ancillary equipment, shall not form the basis of an Environmental Condition.
“Environmental Defect” – an Environmental Condition discovered by Buyer or its Representatives as a result of any environmental diligence conducted by or on behalf of Buyer pursuant to Section 11.09; provided that those matters set forth on Schedule 1.01 or Schedule 3.12 as of the Execution Date shall not constitute Environmental Defects.
“Environmental Defect Notice” – as defined in Section 11.10.
“Environmental Defect Value” – with respect to each Environmental Defect, the amount of the Lowest Cost Response to remedy or cure such Environmental Defect.
“Environmental Law” – any applicable Legal Requirement in effect as of the Execution Date relating to pollution or the protection of the environment or worker health or safety (solely to the extent relating to exposure to Hazardous Materials), including those Legal Requirements relating to the storage, handling, and use of Hazardous Materials and those Legal Requirements relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Law” does not include (a) prudent, good or desirable operating practices, policies, statements or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Body or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other Legal Requirement governing worker safety or workplace conditions (except to the extent relating to exposure to Hazardous Materials).
“Environmental Liabilities” – all costs, Damages, expenses, liabilities, obligations, and other responsibilities with respect to, relating to, or arising from or under Environmental Laws (including any Environmental Conditions), Third Party claims relating to the environment, or relating to Hazardous Materials, and which relate to the Assets or the ownership or operation of the same.
“Escrow Account” – an escrow account established pursuant to the terms of the Escrow Agreement.
“Escrow Agent” – U.S. Bank National Association.
“Escrow Agreement” – that certain Escrow Agreement dated of even date herewith, by and among Seller, Buyer and Escrow Agent.
“Escrow Claim Notice” – as defined in Section 2.02(c)(i).
“Exchange Act” – the Securities Exchange Act of 1934, as amended.
“Excluded Assets” – the following properties and assets:
(a)except to the extent related to any Assumed Liabilities, all trade credits, accounts, receivables, instruments, general intangibles, and other proceeds, deposits, benefits, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time (other than the Suspense Funds);
(b)except to the extent related to any Assumed Liabilities, subject to Section 11.14, all rights and interests of Seller (or any of its Affiliates) (i) under any policy or agreement of insurance or indemnity (including all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets), (ii) under any bond, (iii) to any insurance proceeds or award and (iv) to any condemnation proceeds or awards to the extent relating to any condemnation of the Assets prior to the Closing;
(c)except to the extent related to any Assumed Liabilities, all rights relating to existing claims and causes of action (including insurance claims, whether or not asserted, under policies of insurance or claims to the proceeds of insurance) that may be asserted against any Person, except those described in Schedule 3.04 hereto;
(d)excluding the Conveyed Hydrocarbons, Seller’s rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time;
(e)except to the extent related to any Assumed Liabilities, all rights, benefits and releases of Seller or its Affiliates under or with respect to any Contract that are attributable to periods of time prior to the Effective Time;

(f)all claims of Seller or any of its Affiliates for refunds of, rights to receive funds from any Governmental Body, or loss carry forwards or credits with respect to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) Income Taxes of Seller or its Affiliates, or (iii) any Taxes attributable to the Excluded Assets;
(g)all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;
(h)any Debt Contracts;
(i)all master service agreements (including any purchase orders and work orders thereunder), field data collection agreements and similar contracts;
(j)all corporate, financial, Income Tax, legal (including all work product of, and attorney-client communications with, Seller’s (or any of its Affiliates’) legal counsel, other than title opinions, title abstracts or other chain-of-title materials) and other business data and records of Seller that relate to Seller’s business generally (or the business of any of Seller’s Affiliates);
(k)all documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine (other than title opinions);
(l)all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under existing written agreements and is summarized on Exhibit D;
(m)all audit rights or obligations of Seller for which Seller bears responsibility arising under any of the Applicable Contracts or, except to the extent related to any Assumed Liabilities, otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer;
(n)all data and records relating to the sale by Seller of the Assets, including bids received from, and records of negotiations with, any person other than Buyer and any of its Affiliates or Representatives;
(o)all geophysical and other seismic and related technical data and information (including the interpretive data and information) licensed by Seller (or any of its Affiliates), and any interpretations of any of the foregoing;
(p)any leases, rights and other assets specifically listed in Exhibit D;
(q)Seller’s bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally including as reflected in Schedule 1(q);
(r)bonds, letters of credit and guarantees retained by Seller pursuant to Section 6.03; and
(s)all leased personal property not located in the Target Area or used or held for use in the operation of the Properties as currently operated, including as listed in Exhibit D.
“Execution Date” – as defined in the preamble to this Agreement.
“Expert” – as defined in Section 11.15(b).
“Expert Decision” – as defined in Section 11.15(d).

“Expert Proceeding Notice” – as defined in Section 11.15(a).
“Final Amount” – as defined in Section 2.05(d).
“Final Indemnity Holdback Release Time” – as defined in Section 2.02(c)(iii).
“Final Settlement Date” – as defined in Section 2.05(d).
“Final Settlement Statement” – as defined in Section 2.05(d).
“First Bone Spring” – means for Lea County, New Mexico, the stratigraphic equivalent of 9757’ to 10012’, as defined in the Dual Laterolog/Compensated Neutron Formation Density log/Gamma Ray log for the Chisholm Minis Federal #1 well located 3300’ FNL & 1650’ FEL of Section 1, T21S, R32E, Lea County, New Mexico bearing API #30-025-27659. For Eddy County, New Mexico, the stratigraphic equivalent of 6217’ to 6400’, as defined in the Laterolog/Density-Neutron log/Gamma Ray log for the Oxy USA Inc Oxy Spike #1 well located 1980’ FNL & 660’ FEL of Section 33, T23S, R26E, Eddy County, New Mexico bearing API #30-015-28938.
“Formation” – the Avalon Formation, Wolfcamp Formation or Bone Spring Formation, as applicable.
“FTC” – the Federal Trade Commission.
“Fundamental Representations” – means, (a) with respect to Seller, those representations set forth in Sections 3.01, 3.02(a), 3.05 and 3.14 and (b) with respect to Buyer, those representations set forth in Sections 4.01, 4.02, 4.07 and 4.13.
“GAAP” – generally accepted accounting principles in the United States as interpreted as of the Execution Date.
“Gathering System” – as set forth in the definition of “Assets”.
“Governmental Authorization” – any approval, consent, license, permit, registration, variance, exemption, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” – any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body or authority exercising, or entitled to exercise, any administrative, arbitration, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
“Group” – either Buyer Group or Seller Group, as applicable.
“Hazardous Materials” – any (a) chemical, constituent, material, pollutant, contaminant, substance, or waste that is regulated by any Governmental Body as hazardous or toxic or that may form the basis of liability under any Environmental Law due to its hazardous or deleterious properties or characteristics and (b) without limitation to the foregoing, petroleum, Hydrocarbons or petroleum products.

“HSR Act” – the Hart-Scott-Rodino-Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Hydrocarbons” – as set forth in the definition of “Assets”.
“Imbalances” – over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases, and imbalances under gathering or transportation agreements.
“Income Taxes” – income, franchise or similar Taxes based upon, measured by, or calculated with respect to income, profits, capital, or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license, or similar Taxes, if income, profits, capital, or a similar measure is one of the bases on which such Tax is based, measured, or calculated), but excluding ad valorem, property, excise, severance, production, sales, use, transfer and similar Taxes.
“Indemnity Escrow Account” – as defined in Section 2.02(c).
“Indemnity Holdback Amount” – as defined in Section 2.02(c).
“Indemnity Holdback Disbursement” – as defined in Section 2.02(c)(ii).
“Indemnity Holdback Shares” – as defined in Section 2.02(c).
“Indemnity Reference Price” – the volume weighted average share price of shares of Class A Common Stock on the NYSE (as reported by Bloomberg L.P. under the function “VWAP”) for the five (5) consecutive Trading Days ending on and including the first (1st) Trading Day preceding the date of the applicable determination of value of any share of Class A Common Stock for purposes of this Agreement.
“Individual Claim Threshold” – as defined in Section 10.05(a).
“Initial Indemnity Holdback Release Time” – as defined in Section 2.02(c)(iii).
“Instruction Letter” – as defined in Section 2.02(c)(ii).
“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, without any duty of inquiry. Seller will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individuals has Knowledge of such fact or other matter: Scott Germann, Brian Cassens, and Aaron Gaydosik. Buyer will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individuals has Knowledge of such fact or other matter: Robert J. Anderson and Mark Lumpkin, Jr.
“Lands” – as set forth in the definition of “Assets”.
“Leases” – as set forth in the definition of “Assets”.

“Legal Requirement” – any federal, state, local, municipal, foreign, international, or multinational law, Order, constitution, ordinance, or rule, including rules of common law, regulation, statute, treaty, or other legally enforceable directive or requirement.
“Lock-Up Agreement” – as defined in Section 5.06.
“Lowest Cost Response” – the response required or allowed under Environmental Laws in effect on the date this Agreement is executed that addresses and resolves (for current and future use in the same manner as currently used) the identified Environmental Condition in the most cost-effective manner (considered as a whole) as compared to any other response that is required or allowed under Environmental Laws or by a Governmental Body. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws. The Lowest Cost Response shall not include (a) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM, or relating to any obligations to plug, abandon or decommission wells associated with the Assets; (b) the costs of Buyer’s or any of its Affiliate’s employees; (c) expenses for matters that are costs of doing business (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets, or in connection with permit renewal/amendment activities); (d) overhead costs of Buyer or its Affiliates; (e) costs and expenses that would not have been required under Environmental Laws as they exist on the Closing Date; and (f) costs or expenses incurred in connection with remedial or corrective action that is designed to achieve standards that are more stringent than those required for similar facilities or that fail to reasonably take advantage of applicable risk reduction or risk assessment principles allowed under applicable Environmental Laws.
“Majority of the Disinterested” – the approval of the holders of a majority of the outstanding shares of Buyer Common Stock, excluding shares held by Warburg Pincus, LLC and its Affiliates and the executive officers of Earthstone.
“Material Adverse Effect” – any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on the ownership, operation or financial condition of the Assets, taken as a whole; provided, however, that the term “Material Adverse Effect” shall not include material adverse effects resulting from: (a) entering into this Agreement or the announcement of the Contemplated Transactions; (b) changes in Hydrocarbon or other commodity prices; (c) any action or omission of Seller taken in accordance with the terms of this Agreement or with the prior consent of Buyer; (d) any effect resulting from general changes in industry, economic, business, financial, regulatory, or political conditions in the United States or any other country or region; (e) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder or cyber-attack (whether or not specifically targeted at the Assets) or, in each case, any escalation thereof; (f) acts or failures to act of any Governmental Body (including any new regulations related to the upstream industry), except to the extent arising from Seller’s action or inaction; (g) acts of God, including hurricanes, storms, tornadoes, explosions and fires; (h) any reclassification or recalculation of reserves in the ordinary course of business; (i) natural declines in well performance; (j) general changes in Legal Requirements, in regulatory policies, or in GAAP; (k) changes in the stock price of Buyer; (l) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (m) any epidemic, pandemic or disease outbreak or any worsening thereof (including the COVID-19 pandemic or any worsening thereof), or any law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Body, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any worsening thereof (including the COVID-19 pandemic or any worsening thereof) or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof following the Execution Date; or (n) any failure to meet any budget, projections, forecasts or predictions of financial performance or estimates of revenue, earnings, cash flow or cash position, for any period (provided that this clause (n) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect).
“Material Contracts” – as defined in Section 3.08.
“Net Acre” – as computed separately with respect to each Lease identified on Exhibit A-1, (a) the gross number of mineral acres in the Lands covered by such Lease, multiplied by (b) the undivided fee simple mineral interest (expressed as a percentage) in the Lands covered by that Lease (as determined by aggregating the fee simple mineral interests owned by each lessor of that Lease in the Lands), multiplied by (c) Seller’s Working Interest; provided that if the items in (b) or (c) vary as to different tracts covered by that Lease, a separate calculation shall be done for each such tract. For example, if a Lease in which Seller owns an undivided fifty percent (50%) working interest covers a 20-acre tract in which the lessors of such Lease own an undivided one-half (1/2) fee mineral interest and a separate and distinct 40-acre tract in which the lessors of such Lease own an undivided one fourth (1/4) fee mineral interest, then the Lease would cover ten (10) Net Acres (i.e., (20 × 0.5 × 0.5) + (40 × 0.25 × 0.5) = 10). Terms in this Agreement related to Net Acres are not applicable to Leases for which no Net Acre value is set forth on Exhibit A-1.
“Net Revenue Interest” – with respect to a Well or Lease, Seller’s share of the Hydrocarbons produced, saved, and marketed from such Well or from a well on such Lease, as applicable, subject to any reservations, or limitations described in Exhibit A-1 or Exhibit B, as applicable, after satisfaction of all other Royalties.
“Non-Competition Agreement” – the Non-Competition Agreement in favor of Buyer, substantially in the form attached to this Agreement as Schedule NC.
“Non-Operated Assets” – Assets operated by any Person other than Seller or its Affiliates.
“Non-Recourse Person” – as defined in Section 12.17.
“NORM” – naturally occurring radioactive material.
“NYSE” – The New York Stock Exchange, Inc.
“Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body.
“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and resolutions of a limited liability company; (c) the certificate of limited partnership and limited partnership agreement of a limited partnership; and (d) any amendment to any of the foregoing.
“Parent” – Chisholm Energy Holdings, LLC.
“Party” or “Parties” – as defined in the preamble to this Agreement.

“Permits” – as set forth in the definition of “Assets”.
“Permitted Encumbrance” – any of the following:
(a)all terms and conditions of all Leases, Applicable Contracts, Rights of Way, Permits and Unit Interests, whether recorded or not, if the net cumulative effect of such Leases, Applicable Contracts, Rights of Way, Permits and Unit Interests does not (i) operate to reduce the Net Revenue Interest of Seller with respect to any Lease or Well to an amount less than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit B for such Lease or Well with respect to the applicable Target Formation; (ii) obligate Seller to bear a Working Interest with respect to any Well in any amount greater than the Working Interest set forth in Exhibit B for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Exhibit B in the same or greater proportion as any increase in such Working Interest), (iii) reduce the Net Acres of Seller with respect to any Lease (or any tract thereof, if applicable) identified on Exhibit A-1 to an amount less than the Net Acres set forth on Exhibit A-1 with respect to the applicable Target Formation, or (iv) in the case of Applicable Contracts, materially impair the operation, value or use of the Assets as currently operated and used;
(b)all terms and conditions of this Agreement;
(c)any Preferential Purchase Rights, Consents and similar agreements set forth on Schedule 3.09;
(d)excepting circumstances where such rights have already been triggered prior to the Effective Time, rights of reassignment arising upon payout, final intention to abandon or release the Assets, or other conditions;
(e)liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings by or on behalf of Seller and are listed on Schedule PE;
(f)all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the conveyance of the Leases, if the same are customarily sought and received after the Closing;
(g)Encumbrances or defects that Buyer has waived or is deemed to have waived pursuant to the terms of this Agreement;
(h)all Legal Requirements and all rights reserved to or vested in any Governmental Body: (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Body with respect to any right, power, franchise, grant, license or permit;
(i)rights of a common owner of any interest currently held by Seller and such common owner as tenants in common or through common ownership to the extent that the same does not materially impair the use or operation of the Assets as currently used and operated;
(j)easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases, and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Assets as currently operated and used;
(k)vendors’, carriers’, warehousemen’s, repairmen’s, mechanic’s, workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller and are listed on Schedule PE;
(l)Encumbrances created under Leases or any joint operating agreements applicable to the Assets or by operation of law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller and are listed on Schedule PE;
(m)with respect to any interest in the Assets acquired through compulsory pooling, failure of the records of any Governmental Body to reflect Seller as the owner of any Assets;
(n)any Encumbrance affecting the Assets that is discharged by Seller or waived in writing (or deemed to be waived) by Buyer pursuant to the terms of this Agreement at or prior to Closing;
(o)lessor’s royalties, overriding royalties, production payments, net profits interests, reversionary interests, and similar burdens if the net cumulative effect of such burdens does not (i) operate to reduce the Net Revenue Interest of Seller with respect to any Lease or Well to an amount less than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit B for such Lease or Well with respect to the applicable Target Formation; (ii) obligate Seller to bear a Working Interest with respect to any Well in any amount greater than the Working Interest set forth in Exhibit B for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Exhibit B in the same or greater proportion as any increase in such Working Interest); or (iii) reduce the Net Acres with respect to any Lease (or any tract thereof, if applicable) identified on Exhibit A-1 with respect to the applicable Target Formation to an amount less than the Net Acres set forth on Exhibit A-1;
(p)defects or irregularities of title: (i) outstanding for ten (10) years or more as to which the relevant statute(s) of limitations, the doctrine of adverse possession or prescription would bar any attack or claim against Seller’s title; (ii) arising out of lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgment, or approval of any instrument in Seller’s chain of title absent reasonable evidence of an actual claim of superior title from a Third Party attributable to such matter; (iii) consisting of the failure to recite marital status or omissions of heirship proceedings in documents; (iv) resulting from lack of survey, unless a survey is expressly required by applicable Legal Requirements; (v) resulting from failure to record releases of liens, production payments, or mortgages that have expired by their own terms or the enforcement of which are barred by the applicable statute(s) of limitations or prescription; (vi) resulting from or related to probate proceedings or the lack thereof that have been outstanding for ten (10) years or more; (vii) resulting from unreleased instruments (including leases covering Hydrocarbons), absent specific evidence that such instruments continue in force and effect and constitute a superior claim of title with respect to the Well; (viii) based on a gap in Seller’s chain of title to any Well (A) so long as such gap does not provide a Third Party with a superior claim or (B) unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain; or (ix) consisting of the lack of a lease amendment or consent authorizing pooling or unitization;
(q)Imbalances;

(r)plugging and surface restoration obligations, but only to the extent such obligations do not interfere in any material respect with the use or operation of any Assets (as currently used or operated);
(s)calls on Hydrocarbon production under existing Contracts set forth on Schedule 3.08;
(t)any matters expressly set forth on Schedule PE;
(u)mortgages on the lessor’s interest under a Lease, whether or not subordinate to such Lease, that have expired on their own terms or the enforcement of which are barred by applicable statute(s) of limitations or prescription;
(v)any maintenance of uniform interest provision in an operating agreement (i) if waived with respect to the Contemplated Transactions by the party or parties having the right to enforce such provision, (ii) if the violation of such provision would not give rise to the unwinding of the sale of the affected Asset from Seller to Buyer, or (iii) if related to a prior transaction involving the Assets, except to the extent a Third Party has asserted an adverse claim under such a provision in an operating agreement in writing prior to the Effective Time;
(w)defects based on the (i) failure to record the Leases in county records, provided such Leases were recorded with the Bureau of Land Management or the New Mexico State Land Office, or (ii) failure to record assignments other instruments affecting the Leases or other Assets with the Bureau of Land Management or the New Mexico State Land Office, including instruments affecting record title and operating rights, provided such instruments were recorded in the counties in which such Leases or Assets are located;
(x)defects based on the existence of a sliding scale royalty contained in any of the Leases and associated Wells, so long as any Leases containing sliding scale royalty are identified in Exhibit A-1; and
(y)any matters disclosed on Schedule 3.13.
“Person” – any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
“Phase I Environmental Site Assessment” – a Phase I environmental site assessment of the Properties that satisfies the basic requirements set forth under the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-13) or any other similar visual site assessment or review of records, reports or documents.
“Post-Closing Date” – as defined in Section 2.05(d).
“Preferential Purchase Right” – any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.
“Preliminary Amount” – the Adjusted Cash Purchase Price, based upon the best information available at the time of the Closing, minus the Deposit Amount minus the Deferred Cash Consideration.
“Preliminary Settlement Statement” – as defined in Section 2.03.

“Proceeding” – any proceeding, action, arbitration, audit, hearing, investigation, request for information, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body.
“Property” or “Properties” – as set forth in the definition of “Assets”.
“Property Costs” – (a) all operating expenses (including utilities, payroll, costs of insurance, rentals, title examination and overhead costs paid to Third Parties), (b) all capital expenditures (excluding lease rentals, options and other property acquisition costs, but including broker fees and lease maintenance payments) and any expenses and costs related to materials and equipment attributable to the post-Effective Time period, respectively, in each case of (a) and (b), incurred in the ordinary course of business attributable to the use, operation, and ownership of the Assets and (c) the amount set forth on Schedule 1(p) to cover Seller’s internal overhead and general administrative expenses, but excluding Damages attributable to (i) personal injury or death, property damage, torts, breach of contract, or violation of any Legal Requirement, (ii) obligations relating to the permanent abandonment or plugging of Wells and pipelines, dismantling or decommissioning facilities, closing pits and restoring the surface around such Wells, facilities and pits, (iii) Environmental Liabilities and title matters (including any cost to cure an alleged Title Defect), (iv) obligations with respect to Imbalances, (v) obligations to pay Royalties or other interest owners revenues or proceeds relating to the Assets but held in suspense, including Suspense Funds, (vi) Taxes, (vii) all Damages for which Seller has agreed to indemnify any Buyer Indemnified Party hereunder, (viii) except as set forth in clause (c), overhead costs and general and administrative expenses of Seller or its Affiliates and (ix) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (i) through (viii), whether such claims are made pursuant to contract or otherwise.
“Purchase Price” – as defined in Section 2.02.
“Push-Out Election” – the election under Section 6226(a) of the Code, commonly known as the “push out” election, or any analogous election under state or local tax Law, if applicable.
“Records” – as set forth in the definition of “Assets”.
“Registration Rights Agreement” – the Registration Rights Agreement in the form attached to this Agreement as Exhibit H to be executed and delivered by and among Chisholm, Earthstone and each of the Persons set forth on Schedule 2.04(a)(xi) at Closing.
“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
“Required Consent” – any Consent with respect to which (a) there is a provision within the applicable instrument that such Consent may be withheld in the sole and absolute discretion of the holder, or (b) there is provision within the applicable instrument expressly stating that an assignment in violation thereof (i) is void or voidable, (ii) triggers the payment of specified liquidated damages, or (iii) causes termination of the applicable Assets to be assigned. For the avoidance of doubt, “Required Consent” does not include any Consents of Governmental Bodies that are customarily obtained after Closing or any Consent, which, by its express terms, cannot be unreasonably withheld or delayed.
“Retained Assets” – any rights, titles, interests, assets, and properties that are originally included in the Assets under the terms of this Agreement, but that are subsequently excluded from the Assets or sale under this Agreement pursuant to the terms of this Agreement at any time before or after the Closing.
“Rights of Way” – as set forth in the definition of “Assets”.
“Royalties” – royalties (including sliding scale royalties), overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of production.
“Schedule Supplement” – as defined in Section 3.20.
“SEC” – the United States Securities and Exchange Commission.
“SEC Filings” – as defined in Section 4.16.
“Second Bone Spring” – means for Lea County, New Mexico, the stratigraphic equivalent of 10012’ to 10735’, as defined in the Dual Laterolog/Compensated Neutron Formation Density log/Gamma Ray log for the Chisholm Minis Federal #1 well located 3300’ FNL & 1650’ FEL of Section 1, T21S, R32E, Lea County, New Mexico bearing API #30-025-27659. For Eddy County, New Mexico, the stratigraphic equivalent of 6400’ to 6732’, as defined in the Laterolog/Density-Neutron log/Gamma Ray log for the Oxy USA Inc Oxy Spike #1 well located 1980’ FNL & 660’ FEL of Section 33, T23S, R26E, Eddy County, New Mexico bearing API #30-015-28938.
“Securities Act” – the Securities Act of 1933, as amended.
“Seller” – as defined in the preamble to this Agreement.
“Seller Closing Documents” – as defined in Section 3.02(a).
“Seller’s Counsel” – as defined in Section 12.18.
“Seller Group” – Seller and its Affiliates, and their respective Representatives.
“Seller Related Parties” – as defined in Section 12.18.
“Side Letter Agreement” – the Side Letter Agreement in the form attached to this Agreement as Exhibit J to be executed and delivered at Closing by Seller and each of the Persons set forth on Schedule 2.04(a)(xi).
“Specified Obligations” – Damages, liabilities and obligations arising out of (a) personal injury (including death) claims attributable to Seller’s or its Affiliate’s ownership, management or operation of the Assets prior to the Effective Time; (b) failure to properly and timely pay, in accordance with the terms of any Lease, all Royalties with respect to the Assets that are due by Seller or any of its Affiliates and attributable to Seller’s (or its predecessors’) ownership, management or operation of the Assets prior to the Effective Time; (c) any offsite waste disposal and transportation of Hazardous Materials from the Assets prior to the to the Closing Date; (d) any claim made by an employee of Seller or any Affiliate of Seller directly relating to such employment by Seller or its Affiliate; (e) any Damages attributable to Third Party claims against Seller arising from the actual fraud, gross negligence or willful misconduct of Seller with respect to the operation of the Properties during Seller’s ownership thereof prior to Closing; (f) the Excluded Assets and the Retained Assets; (g) any Damages consisting of any civil or administrative fines or penalties or criminal sanctions imposed under applicable Legal Requirements as interpreted as of the Execution Date on Seller or its Affiliates and resulting from or relating to the ownership, use or operation of the Properties by Seller prior to the Closing, but excluding any Environmental Liabilities; and (h) the matters set forth on Schedule 3.04 (or, that should have been set forth on Schedule 3.04 in order for the representation in Section 3.04 to be true and correct at and as of the Execution Date); provided that from and after the date that is twelve (12) months following the Closing Date, all such Damages, liabilities and obligations arising out of clauses (b) and (c) above shall no longer be Specified Obligations and shall be deemed Assumed Liabilities; provided further that such clauses (b) and (c) shall remain Specified Obligations solely with respect to a bona fide claim asserted pursuant to this Agreement with respect to such clause prior to the expiration of twelve (12) months following the Closing Date and Buyer shall have no right to assert additional claims after the expiration of such period.
“Stock Consideration” – 19,417,476 of fully paid and nonassessable shares of Class A Common Stock.
“Stockholder Approval” – the affirmative written consent of (a) the holder(s) of a majority of the outstanding shares of Buyer Common Stock in favor of the adoption of this Agreement and the transactions contemplated hereby, including the issuance of the Stock Consideration, and (b) a Majority of the Disinterested in favor of the adoption of this Agreement and the transactions contemplated hereby, including the issuance of the Stock Consideration.
“Straddle Period” – any Tax period beginning before and ending after the Effective Time.
“Suspense Funds” – proceeds of production and associated penalties and interest in respect of any of the Wells that are payable to any Person other than Seller or its Affiliates and are being held in suspense by Seller as the operator of such Wells.
“Tangible Property” – as set forth in the definition of “Assets”.
“Target Area” – as set forth in Exhibit E.
“Target Closing Date” – as defined in Section 2.03.
“Target Formation” – with respect to (i) a Well, the Formation(s) set forth for such Well in Exhibit B, and (ii) a Lease, the Formation(s) set forth for such Lease in Exhibit A-1.
“Tax” or “Taxes” – any and all federal, state, provincial, local, foreign and other taxes, fees, assessments and other governmental charges in the nature of a tax imposed by any Governmental Body, including income, profits, franchise, alternative or add-on minimum, gross receipts, environmental, registration, withholding, employment, social security (or similar), disability, occupation, ad valorem, property, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, unemployment, severance, compensation, utility, stamp, premium, windfall profits, transfer, gains, production and excise taxes, together with any interest, penalties, fines or additions thereto.
“Tax Allocation” – as defined in Section 2.07.
“Tax Controversy” – any pending or threatened Tax audit, examination, or assessment
“Tax Partnership” – as defined in Section 3.03.
“Tax Returns” – any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Body in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
“Third Bone Spring” – means for Lea County, New Mexico, the stratigraphic equivalent of 10735’ to 11502’, as defined in the Dual Laterolog/Compensated Neutron Formation Density log/Gamma Ray log for the Chisholm Minis Federal #1 well located 3300’ FNL & 1650’ FEL of Section 1, T21S, R32E, Lea County, New Mexico bearing API #30-025-27659. For Eddy County, New Mexico, the stratigraphic equivalent of 6732’ to 8634’, as defined in the Laterolog/Density-Neutron log/Gamma Ray log for the Oxy USA Inc Oxy Spike #1 well located 1980’ FNL & 660’ FEL of Section 33, T23S, R26E, Eddy County, New Mexico bearing API #30-015-28938.
“Third Party” – any Person other than a Party or an Affiliate of a Party.
“Threatened” – a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing to a Party or any of its officers, directors, or employees that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.
“Title Benefit” – as defined in Section 11.08.
“Title Benefit Notice” – as defined in Section 11.08.
“Title Benefit Properties” – as defined in Section 11.08.
“Title Benefit Value” – as defined in Section 11.08.
“Title Defect” – any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to the Leases or Wells, without duplication; provided that the following shall not be considered Title Defects:
(a)defects arising out of the lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s actual and superior claim of title to the relevant Assets;
(b)defects based upon the failure to record any federal or state Leases or any assignments of interests in such Leases in any applicable public records;
(c)any Encumbrance or loss of title resulting from Seller’s conduct of business, unless such conduct is expressly prohibited pursuant to the provisions of this Agreement;
(d)defects arising from any change in applicable Legal Requirement after the Execution Date;
(e)defects arising from any prior oil and gas lease taken more than fifteen (15) years prior to the Effective Time relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that a Third Party is conducting operations on, or asserting ownership of, the Assets, sufficient proof of which shall include written communication by a party with record title to such prior lease asserting the validity of the lease;
(f)defects that affect only which non-Seller Person has the right to receive Royalty payments rather than the amount or the proper payment of such Royalty payment;

(g)defects based solely on assertions that Seller’s files lack information (including title opinions);
(h)defects arising from a mortgage (that is not in default or subject to foreclosure) encumbering the oil, gas or mineral estate of any lessor that would customarily be accepted in taking oil and gas leases or purchasing undeveloped oil and gas leases and for which the lessee would not customarily seek a subordination of such lien to the oil and gas leasehold estate prior to conducting drilling activities on the Lease unless a notice of default or a complaint of foreclosure has been duly filed or any similar action taken by the mortgagee thereunder and in such case such mortgage has not been subordinated to the Lease applicable to such Asset; and
(i)defects based on a gap in Seller’s chain of title in the county records, unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion, landman’s title chain, run sheet or other document, which documents (if any) shall be included in a Title Defect Notice (for the avoidance of doubt, a non-certified, cursory or limited title chain will satisfy this requirement).
“Title Defect Cure Period” – as defined in Section 11.06(a).
“Title Defect Notice” – as defined in Section 11.04.
“Title Defect Property” – as defined in Section 11.04.
“Title Defect Value” – as defined in Section 11.04.
“Trading Day” – a day on which (a) there is no VWAP Market Disruption Event; and (b) trading in the Class A Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Class A Common Stock is then listed or, if the Class A Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Class A Common Stock is then traded. If the Class A Common Stock is not so listed or traded, then “Trading Day” means a Business Day.
“Transaction Documents” – collectively, this Agreement, the Seller’s Closing Documents, the Buyer’s Closing Documents and those other documents executed and delivered by the Parties pursuant to or in connection with this Agreement.
“Transfer Agent” – Direct Transfer.
“Transfer Tax” – all transfer, documentary, sales, use, stamp, registration and similar Taxes (but excluding Income Taxes) and documentary, filing, recording and similar fees and expenses arising out of, or in connection with, the transfer of the Assets to Buyer or the filing or recording of the Assignment or any other assignments or conveyances related to the transfer of the Assets to Buyer.
“Transition Services Agreement” – the Transition Services Agreement in the form attached to this Agreement as Exhibit F, to be executed and delivered by Buyer and Seller at Closing.
“Unaudited Interim Financials” – as defined in Section 6.06(a).
“Unit Interests” – as set forth in the definition of “Assets”.
“VWAP Market Disruption Event” – with respect to any date, (a) the failure by the principal U.S. national or regional securities exchange on which the Class A Common Stock is then listed, or, if the Class A Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Class A Common Stock is then traded, to open for trading during its regular trading session on such date; or (b) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Class A Common Stock or in any options contracts or futures contracts relating to the Class A Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.
“Wells” – as set forth in the definition of “Assets”.
“Willful Breach” – Seller’s (a) willful or deliberate act, which act constitutes in and of itself a material breach of any covenant set forth in this Agreement and which act was undertaken with the Knowledge of Seller that such act would be, or would reasonably be expected to cause, a material breach of this Agreement, (b) actual and intentional misstatement in making the representations and warranties in Article 3, undertaken with the Knowledge of Seller that such misstatement would be, or would reasonably be expected to cause, a material breach of such representations and warranties, which breach would result in a failure of Section 7.01 to be satisfied in accordance with the terms of this Agreement if the Closing were otherwise to occur, or (c) failure to consummate the transactions contemplated by this Agreement after all conditions to Closing set forth in Sections 8.01 and 8.02 have been satisfied or waived in accordance with the terms of this Agreement (other than those conditions that by their terms can only be satisfied simultaneously with the Closing but that would be capable of being satisfied at Closing if Closing were to occur).
“Wolfcamp Formation” – means for Lea County, New Mexico, the stratigraphic equivalent of 11502’ to 12362’, as defined in the Dual Laterolog/Compensated Neutron Formation Density log/Gamma Ray log for the Chisholm Minis Federal #1 well located 3300’ FNL & 1650’ FEL of Section 1, T21S, R32E, Lea County, New Mexico bearing API #30-025-27659. For Eddy County, New Mexico, the stratigraphic equivalent of 8634’ to 10030’, as defined in the Laterolog/Density-Neutron log/Gamma Ray log for the Oxy USA Inc Oxy Spike #1 well located 1980’ FNL & 660’ FEL of Section 33, T23S, R26E, Eddy County, New Mexico bearing API #30-015-28938.
“Working Interest” – for any Lease or Well, that share of costs and expenses associated with the exploration, maintenance, development, and operation of such Lease or Well, as applicable, that Seller is required to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease or Well, as applicable (in each case, limited to the applicable Target Formation and subject to any reservations, limitations or depth restrictions described in Exhibit A-1 or Exhibit B, as applicable, but without regard to the effect of any Royalties or other burdens).
ARTICLE 2
SALE AND TRANSFER OF ASSETS; CLOSING
2.01Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer (or shall cause to be sold and transferred) the Assets to Buyer, and Buyer shall purchase, pay for, and accept the Assets from Seller and assume the Assumed Liabilities.
2.02Purchase Price; Deposit; Holdback.
(a)Subject to any adjustments that may be made under Section 2.05, the purchase price for the Assets will be $610,000,000.00 (the “Purchase Price”), which shall consist of (i) an amount in cash equal to $410,000,000.00 (the “Cash Consideration”), with $70,000,000 of the Cash Consideration (the “Deferred Cash Consideration”) payable in accordance with Schedule 2.02 and (ii) the Stock Consideration. Contemporaneously with the execution of this Agreement, Buyer and Seller have entered into the Escrow Agreement and prior to the expiration of three (3) Business Days following the Execution Date, Buyer has deposited by wire transfer in same day funds into an escrow account established pursuant to the Escrow Agreement an amount in cash equal to the Deposit Amount. If the Closing occurs, on or before the Closing Date, the Parties shall execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller at Closing. The Deposit Amount will be applied as a credit toward the Preliminary Amount as provided in Section 2.05(a). If this Agreement is terminated prior to the Closing in accordance with Section 9.01, then the provisions of Section 9.02 shall apply and the distribution of the Deposit Amount shall be governed in accordance therewith.
(b)Without limiting any other provisions in this Agreement, if at any time during the period between Execution Date and the Closing there are any changes in the outstanding number of shares of Buyer Common Stock by reason of any reclassification, recapitalization, stock split (including reverse stock split), subdivision, combination, exchange, or readjustment of shares or similar transaction, or any stock dividend or distribution paid in stock (excluding, for purposes of clarity, issuances of any Buyer Common Stock resulting from the vesting of any equity awards set forth on Schedule 4.02(a) or the granting of any equity awards under any Earthstone equity incentive plan), but excluding the conversion or exchange of Class B Common Stock for Class A Common Stock, the Stock Consideration and the Indemnity Reference Price and any other amounts or similarly dependent items related to the Buyer Common Stock, the Stock Consideration or the Indemnity Reference Price shall be appropriately and equitably adjusted to reflect such change to provide the same economic effect as contemplated by this Agreement prior to such action (and thereafter all references in this Agreement to “Buyer Common Stock,” “Stock Consideration,” “Indemnity Reference Price” and other similarly dependent items shall be references to such terms, as so adjusted); provided that this Section 2.02(b) shall in no event be construed to permit Buyer or any of its Affiliates to take any action with respect to the Buyer Common Stock that is prohibited by the terms of this Agreement.
(c)At Closing, Buyer shall deposit into an escrow account established pursuant to the Closing Escrow Agreement (the “Indemnity Escrow Account”) a number of shares of Class A Common Stock equal to 4,441,748 shares of Class A Common Stock from, and without duplication to, the Stock Consideration issued by Buyer at the Closing (the “Indemnity Holdback Shares”). The Indemnity Holdback Shares (collectively with the Indemnity Holdback Shares, the “Indemnity Holdback Amount”) shall be held in, and released from, the Indemnity Escrow Account after Closing as and to the extent provided in this Section 2.02(c) to satisfy Seller’s indemnification obligations under Section 10.02. The Parties agree that the Transfer Agent shall disburse the Indemnity Holdback Amount only in accordance with the following procedures:
(i)Buyer shall deliver to the Transfer Agent a copy of any claim notice delivered to Seller with respect to any claim for indemnification under Article 10 in favor of the Buyer Group (each an “Escrow Claim Notice”). No disbursement, however, shall be made by the Transfer Agent based upon said Escrow Claim Notice except as hereinafter set forth.
(ii)If the Transfer Agent receives a joint instruction letter in the form attached to the Closing Escrow Agreement (an “Instruction Letter”) executed by authorized representatives of Buyer and Chisholm instructing the Transfer Agent to disburse all or any portion of the Indemnity Holdback Amount (such amount, an “Indemnity Holdback Disbursement”), then the Transfer Agent shall disburse the Indemnity Holdback Disbursement to the recipient(s) identified in such letter in accordance with the Closing Escrow Agreement. Within two (2) Business Days following the final resolution of any claim for indemnification under Article 10 in favor of the Buyer Group, Buyer and Chisholm shall execute and deliver Instruction Letters authorizing the applicable Indemnity Holdback Disbursement to Earthstone in an amount equal to the amount of the Damages finally determined to be owed to the Buyer Group in respect of such claim for indemnification. Subject to the remainder of this Section 2.02(c)(ii), the total number of shares of Class A Common Stock to be released from the Indemnity Holdback Amount with respect to any such Indemnity Holdback Disbursement shall be a number of shares (rounded down to the nearest whole share) equal to (A) the amount of the Damages finally determined to be owed to the Buyer Group in respect of such claim for indemnification, divided by (B) the Indemnity Reference Price as of the date of release.
(iii)Promptly after the six (6)-month anniversary of the Closing Date (such date, the “Initial Indemnity Holdback Release Time”) (but in no event more than three (3) Business Days thereafter), Chisholm and Buyer shall provide an Instruction Letter instructing the Transfer Agent to disburse to Seller fifty percent (50%) of the value of the Indemnity Escrow Account as of the Initial Indemnity Holdback Release Time (with any Indemnity Holdback Shares valued at the Indemnity Reference Price as of the Initial Indemnity Holdback Release Time), less the aggregate amount of Damages asserted to be owed to the Buyer Group in respect of any claims for indemnification in any unresolved Escrow Claim Notices that remain in dispute as of the Initial Indemnity Holdback Release Time. If such amount is a negative number, then no release will be made from the Indemnity Escrow Account as of the Initial Indemnity Holdback Release Time; provided that Seller will not be required to fund any additional amounts of cash or shares of Class A Common Stock into the Indemnity Escrow Account. Promptly after the twelve (12)-month anniversary of the Closing Date (such date, the “Final Indemnity Holdback Release Time”) (but in no event more than three (3) Business Days thereafter), Chisholm and Buyer shall provide an Instruction Letter instructing the Transfer Agent to disburse to Seller the balance of the Indemnity Holdback Amount (if any) held by the Transfer Agent, less the aggregate amount of Damages asserted to be owed to the Buyer Group in respect of any claims for indemnification in any unresolved Escrow Claim Notices that remain in dispute as of the Final Indemnity Holdback Release Time. If such amount is a negative number, then no release will be made from the Indemnity Escrow Account as of the Final Indemnity Holdback Release Time; provided that Seller will not be required to fund any additional amounts of cash or shares of Class A Common Stock into the Indemnity Escrow Account. With respect to the balance of the Indemnity Holdback Amount (if any) held by the Transfer Agent following the Final Indemnity Holdback Release Time, if, following final resolution (and payment, if applicable, to the indemnified member of the Buyer Group pursuant to Instruction Letters or a final court order, as applicable) of all outstanding claim notices delivered to Seller with respect to any claim for indemnification under Article 10 in favor of the Buyer Group prior to the Final Indemnity Holdback Release Time, any shares of Class A Common Stock that remain in the Indemnity Escrow Account, then within three (3) Business Days thereafter, Chisholm and Buyer shall provide an Instruction Letter instructing the Transfer Agent to disburse to Seller such remaining shares of Class A Common Stock.

(d)Notwithstanding anything in the Agreement to the contrary but without limitation to Buyer’s rights pursuant to Section 12.19, Buyer agrees that, prior to Final Indemnity Holdback Release Time (or the earlier exhaustion of the Indemnity Escrow Account), Buyer and the Buyer Group’s sole recourse for any claim for indemnification under Article 10 shall be a claim against the Indemnity Escrow Account as provided in Section 2.02(c), and, subject to all other limitations on indemnification under Article 10 and without limitation to Buyer’s rights pursuant to Section 12.19, Buyer and Buyer Group may not seek recourse for any claims for indemnification under Article 10 until and unless the Indemnity Escrow Account is exhausted or if the aggregate amount of any such claims for indemnification that are made in accordance with Article 10 exceed the value of the shares and cash funds available in the Indemnity Escrow Account.
2.03Closing; Preliminary Settlement Statement. The Closing shall take place remotely or, if mutually agreed by the Parties, at the offices of Kirkland and Ellis LLP at 609 Main Street, 47th Floor, Houston, Texas 77002 on February 15, 2022 (the “Target Closing Date”), or if all conditions to Closing under Article 7 and Article 8 have not yet been satisfied or waived on such date, within ten (10) Business Days after such conditions have been satisfied or waived, subject to the provisions of Article 9 (the “Closing Date”). To the extent Closing is in person, Buyer shall at all times abide by any COVID-19 policies or procedures delivered to it in writing prior to the Closing Date. Subject to the provisions of Articles 7, 8, and 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.03 shall not result in the termination of this Agreement and shall not relieve either Party of any obligation under this Agreement. Not later than five (5) Business Days prior to the Closing Date, Seller will deliver to Buyer a statement setting forth in reasonable detail Seller’s reasonable determination of the Preliminary Amount based upon the best information available at that time (the “Preliminary Settlement Statement”). As part of the Preliminary Settlement Statement, Buyer shall provide to Seller such data as is reasonably necessary to support any estimated allocation, for purposes of establishing the Preliminary Amount. Within three (3) Business Days after its receipt of the Preliminary Settlement Statement, Buyer may submit to Seller in writing any objections or proposed changes thereto and Seller shall consider all such objections and proposed changes in good faith. The estimate agreed to by Seller and Buyer, or, absent such agreement, delivered in the Preliminary Settlement Statement by Seller in accordance with this Section 2.03, will be the Preliminary Amount to be paid by Buyer to Seller at the Closing.
2.04Closing Obligations. At the Closing:
(a)Seller shall deliver (and execute and acknowledge, as appropriate), or cause to be delivered by the appropriate Person (and executed and acknowledged, as appropriate), to Buyer:
(i)the Assignment in the appropriate number for recording in the real property records where the Assets are located, together with any assignments, on appropriate forms, of state and federal Leases comprising portions of the Assets, if any, in sufficient counterparts necessary to facilitate filing with the applicable Governmental Bodies;
(ii)a duly executed joint instruction letter, executed by Seller, directing the Escrow Agent to release the Deposit Amount to Seller;
(iii)possession of the Assets (except the Suspense Funds, which shall be conveyed to Buyer by way of one or more adjustments to the Cash Consideration as provided in Section 2.05(c)(ii)(E));

(iv)a certificate executed by an officer of Seller, certifying on behalf of Seller that the conditions to Closing set forth in Sections 7.01 and 7.02 have been fulfilled;
(v)either (A) an executed W-9 of each Seller or (B) an executed statement from each Seller meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) certifying that such Seller (or its regarded owner, if such Seller is an entity disregarded as separate from its owner) is not a “foreign person” within the meaning of Section 1445 of the Code;
(vi)a counterpart of the Preliminary Settlement Statement, executed by Seller;
(vii)for each Well operated by Seller or its Affiliate on the Closing Date, such regulatory documentation and non-operator election ballots on forms prepared by Buyer (with assistance from Seller) as is necessary to designate Buyer (or Buyer’s designee) as operator of such Wells;
(viii)a recordable release in a form reasonably acceptable to Buyer of any trust, mortgages, financing statements, fixture filings and security agreements, in each case, securing indebtedness for borrowed money or commodity hedges made by Seller or its Affiliates affecting the Assets;
(ix)a counterpart of the Transition Services Agreement, executed by Seller;
(x)a counterpart of the Closing Escrow Agreement, executed by Seller;
(xi)a counterpart of the Registration Rights Agreement, executed by Chisholm and each of the Persons set forth on Schedule 2.04(a)(xi);
(xii)a counterpart of the Side Letter Agreement, executed by Seller and each of the Persons set forth on Schedule 2.04(a)(xi);
(xiii)a counterpart of a Lock-up Agreement, executed by Seller and each of the Persons set forth on Schedule 2.04(a)(xi);
(xiv)a counterpart of the A&R Voting Agreement, executed by the parties thereto (other than Earthstone and EnCap Investments L.P.);
(xv)counterparts of the Non-Competition Agreement, executed by each applicable Person contemplated to be party thereto (other than Buyer); and
(xvi)such documents as Buyer or counsel for Buyer may reasonably request, including letters-in-lieu of transfer orders to Third Party operators and purchasers of production from the Wells (which shall be prepared and provided by Buyer (with assistance from Seller) and reasonably satisfactory to Seller).
(b)Buyer shall deliver (and execute and acknowledge, as appropriate) to Seller:
(i)the Preliminary Amount by wire transfer to the accounts specified by Seller in written notices given by Seller to Buyer;
(ii)the Assignment in the appropriate number for recording in the real property records where the Assets are located, together with any assignments, on appropriate forms, of state and of federal Leases comprising portions of the

Assets, if any, in sufficient counterparts necessary to facilitate filing with the applicable Governmental Bodies;
(iii)a duly executed joint instruction letter, executed by Buyer, directing the Escrow Agent to release the Deposit Amount to Seller;
(iv)a certificate executed by an officer of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Sections 8.01 and 8.02 have been fulfilled;
(v)a counterpart of the Preliminary Settlement Statement, executed by Buyer;
(vi)for each Well operated by Seller or its Affiliate on the Closing Date, such regulatory documentation on forms prepared by Buyer (with assistance from Seller) as is necessary to designate Buyer (or Buyer’s designee) as operator of such Wells;
(vii)evidence of replacement bonds, guarantees, and other sureties pursuant to Section 6.03(a) and evidence of such other authorizations and qualifications as may be necessary for Buyer (and any designated operator) to own and operate the Assets;
(viii)a counterpart of the Transition Services Agreement, executed by Buyer;
(ix)a counterpart of the Closing Escrow Agreement, executed by Buyer;
(x)a counterparts of the Registration Rights Agreement, executed by Earthstone;
(xi)a counterpart of the Lock-up Agreement delivered by Seller under Section 2.04(a)(xiii);
(xii)a counterpart of the A&R Voting Agreement, executed by Earthstone and EnCap Investments L.P.;
(xiii)evidence of issuance of the Stock Consideration less the Indemnity Holdback Shares to, at Seller’s written direction, Seller or those Persons set forth on Schedule 2.04(a)(xi) as of the date that is five Business Days prior to Closing, credit to book-entry accounts maintained by the Transfer Agent;
(xiv)evidence reasonably satisfactory to Seller that Earthstone (A) has filed a supplemental listing application with the NYSE with respect to the issuance of the Stock Consideration and (B) the shares of Class A Common Stock comprising the Stock Consideration have been approved and authorized for listing on the NYSE; and
(xv)such other documents as Seller or counsel for Seller may reasonably request, including letters-in-lieu of transfer orders to third party operators and purchasers of production from the Wells (which shall be prepared and provided by Buyer (with assistance from Seller) and reasonably satisfactory to Seller).
(c)Buyer shall deliver to the Transfer Agent the Indemnity Holdback Shares, to be held in the Indemnity Escrow Account in accordance with the terms of this Agreement and the Closing Escrow Agreement.
2.05Allocations and Adjustments. If the Closing occurs:

(a)Buyer shall be entitled to all production and products from or attributable to the Assets from and after the Effective Time and the proceeds thereof, and to all other income, proceeds, receipts, and credits earned with respect to the Assets on or after the Effective Time, including, for purposes of clarity, any COPAS overhead amounts received by Buyer or any of its Affiliates that are attributable to the Assets from and after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred from and after the Effective Time (by payment, adjustments to the Cash Consideration or otherwise). Seller shall be entitled to all production and products from or attributable to the Assets prior to the Effective Time and the proceeds thereof, as well as any Third Party COPAS overhead amounts received by Seller or any of its Affiliates that are attributable to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred prior to the Effective Time (by payment, adjustments to the Cash Consideration or otherwise). Following the date that is twelve months following Closing, Buyer shall assume all Property Costs attributable to the Assets and incurred prior to or after the Effective Time to the extent that Seller did not have Knowledge thereof prior to the expiration of such twelve month period and shall be entitled to all income, proceeds, receipts, and credits earned with respect to the Assets prior to, on or after the Effective Time. “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards.
(b)For purposes of allocating revenues, production, proceeds, income, accounts receivable, and products under this Section 2.05, (A) liquid Hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are run, and (B) gaseous Hydrocarbons and liquid Hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Wells when they pass through the receipt point sales meters on the pipelines through which they are transported. In order to accomplish the foregoing allocation of production, the Parties shall rely upon the gauging, metering, and strapping procedures which were conducted by Seller on or about the Effective Time and, unless demonstrated to be inaccurate, shall utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering, and strapping data is not available on hand as of the Effective Time. Asset Taxes shall be prorated in accordance with Section 12.02(b).
(c)The Cash Consideration shall be, without duplication,
(i)increased by the following amounts:
(A)the aggregate amount of (1) proceeds received by Buyer from the sale of Hydrocarbons produced from and attributable to the Assets during any period prior to the Effective Time to which Seller is entitled under Section 2.05(a) (net of any (x) Royalties and (y) gathering, processing, transportation, marketing and other midstream costs) and (2) other proceeds received by Buyer with respect to the Assets for which Seller would otherwise be entitled under Section 2.05(a);
(B)the amount of all Asset Taxes allocable to Buyer pursuant to Section 12.02(b) but paid or otherwise economically borne by Seller;
(C)the aggregate amount of all non-reimbursed Property Costs that have been paid by Seller that are attributable to the ownership and operation of the

Assets after the Effective Time (including the amount of any prepayments with respect to any period after the Effective Time);
(D) to the extent that proceeds for such volumes have not been received by Seller, an amount equal to the value of all Hydrocarbons attributable to the Assets in storage or existing in stock tanks, pipelines or plants (including inventory, linefill and linepack for which Seller or its successors is entitled to a return thereof or proceeds attributable thereto) as of the Effective Time;
(E)if applicable, the amount, if any, of Imbalances in favor of Seller, multiplied by $4.00 per Mcf, or, to the extent that the applicable Contracts provide for cash balancing that will be received by Buyer at or after Closing, the actual cash balance amount determined to be due to Seller as of the Effective Time; and
(F)the amount of any other upward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties; and
(ii)decreased by the following amounts:
(A)the aggregate amount of (1) proceeds received by Seller from the sale of Hydrocarbons produced from and attributable to the Assets from and after the Effective Time to which Buyer is entitled under Section 2.05(a) (net of any (x) Royalties paid by Seller and (y) gathering, processing, transportation, marketing and other midstream costs) and (2) other proceeds received by Seller with respect to the Assets for which Buyer would otherwise be entitled under Section 2.05(a);
(B)the amount of all Asset Taxes allocable to Seller pursuant to Section 12.02(b) but paid or otherwise economically borne by Buyer;
(C)the aggregate amount of all downward adjustments pursuant to Article 11;
(D)the aggregate amount of all non-reimbursed Property Costs that are attributable to the ownership or operation of the Assets prior to the Effective Time (excluding prepayments with respect to any period after the Effective Time) and paid by Buyer;
(E)the amount of the Suspense Funds;
(F)if applicable, the amount, if any, of Imbalances owing by Seller, multiplied by $4.00 per Mcf, or, to the extent that the applicable Contracts provide for cash balancing that will be paid by Buyer at or after Closing, the actual cash balance amount determined to be owed by Seller as of the Effective Time; and
(G)the amount of any other downward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties.
Notwithstanding anything to the contrary in this Agreement, all adjustments to the Purchase Price described in Section 2.05 shall be made to the Cash Consideration (the Cash Consideration, as adjusted, the “Adjusted Cash Purchase Price”); provided, such adjustments in Section 2.05(c) shall be calculated by netting all upward adjustments in Section 2.05(c)(i) against all downward adjustments in Section 2.05(c)(ii).
(d)As soon as practicable after the Closing, but no later than one hundred twenty (120) days following the Closing Date, Seller shall prepare and submit to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment or payment which was not finally determined as of the Closing Date and showing the values used to determine such adjustments to reflect the final Adjusted Cash Purchase Price, together with reasonable supporting data and information. On or before thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement and an explanation of any such changes and the reasons therefor together with any supporting information (the “Dispute Notice”). During such thirty (30)-day period, Buyer shall be given reasonable access to Seller’s books and records relating to the matters required to be accounted for in the Final Settlement Statement. Any changes not included in the Dispute Notice shall be deemed waived. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be mutually agreed upon by the Parties and will be final and binding on the Parties. Upon delivery of the Dispute Notice, the Parties shall undertake to agree with respect to any disputed amounts identified therein by the date that is one hundred eighty (180) days after the Closing Date (the “Post-Closing Date”). Except for Title Defect and Environmental Defect adjustments pursuant to Section 2.05(c)(ii)(C), which shall be subject to the arbitration provisions of Section 11.15, if the Parties are still unable to agree regarding any item set forth in the Dispute Notice as of the Post-Closing Date, then the Parties shall submit to a nationally-recognized accounting firm mutually agreed upon by the Parties (the “Accounting Expert”) a written notice of such dispute along with reasonable supporting detail for the position of Buyer and Seller, respectively, and the Accounting Expert shall finally determine such disputed item in accordance with the terms of this Agreement. The Accounting Expert shall act as an expert and not an arbitrator. In determining the proper amount of any adjustment to the Adjusted Cash Purchase Price related to the disputed item, the Accounting Expert shall not increase the Adjusted Cash Purchase Price more than the increase proposed by Seller nor decrease the Adjusted Cash Purchase Price more than the decrease proposed by Buyer, as applicable. The decision of the Accounting Expert shall be binding on the Parties, and the fees and expenses of the Accounting Expert shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer. The date upon which all adjustments and amounts in the Final Settlement Statement are agreed to (or deemed agreed to) or fully and finally determined by the Accounting Expert as set forth in this Section 2.05(d) shall be called the “Final Settlement Date,” and the final Adjusted Cash Purchase Price shall be called the “Final Amount.” If (a) the Final Amount is more than the Preliminary Amount, Buyer shall pay to Seller an amount equal to the Final Amount, minus the Preliminary Amount; or (b) the Final Amount is less than the Preliminary Amount, Seller shall pay to Buyer an amount equal to the Preliminary Amount, minus the Final Amount. Such payment shall be made within five (5) Business Days after the Final Settlement Date by wire transfer of immediately available funds to the accounts specified pursuant to wire instructions delivered in advance by Seller or Buyer, as applicable.
2.06Assumption. If the Closing occurs, from and after the Closing Date, Buyer shall assume, fulfill, perform, pay, and discharge the following liabilities arising from, based upon, related to, or associated with the Assets and to the extent not constituting Specified Obligations for the time period such items are Specified Obligations hereunder (collectively, the “Assumed Liabilities”) subject to Seller’s indemnity obligations under Section 10.02 (further subject to the limitations and restrictions in Article 10): any and all Damages and obligations, known or unknown, allocable to the Assets prior to, at, or after the Effective Time, including any and all Damages and obligations: (a) attributable to or resulting from the use, maintenance, ownership, or operation of the Assets, regardless whether arising before, at or after the Effective Time, except for Property Costs which shall have been accounted for as provided under Section 2.05; (b) imposed by any Legal Requirement or Governmental Body relating to the Assets; (c) for plugging, abandonment, decommissioning, and surface restoration of the Assets, including oil, gas, injection, water, or other wells and all surface facilities; (d) subject to Buyer’s rights and remedies set forth in Article 11 and the special warranty of Defensible Title set forth in the Assignment, attributable to or resulting from lack of Defensible Title to the Assets; (e) attributable to the Suspense Funds, to the extent actually received by Buyer (or for which a reduction to the Cash Consideration was made); (f) attributable to the Imbalances; (g) subject to Buyer’s rights and remedies set forth in Article 11, attributable to or resulting from all Environmental Liabilities relating to the Assets; (h) related to the conveyance of the Assets to Buyer at Closing (including arising from the conveyance thereof without consent or in violation of a Preferential Purchase Right or any maintenance of uniform interest provision); (i) attributable to or resulting from Asset Taxes attributable to periods (or portions thereof) from and after the Effective Time (provided that Section 12.02(c) shall govern the actual payment of such Asset Taxes); (j) attributable to or resulting from Transfer Taxes; (k) attributable to the Leases and the Applicable Contracts, except for Property Costs which shall have been accounted for as provided under Section 2.05; and (l) attributable to the matters set forth on Schedule 2.06. Buyer acknowledges that: (i) the Assets have been used in connection with the exploration for, and the development, production, treatment, and transportation of, Hydrocarbons; (ii) spills of wastes, Hydrocarbons, produced water, Hazardous Materials, and other materials and substances may have occurred in the past or in connection with the Assets; (iii) there is a possibility that there are currently unknown abandoned wells, plugged wells, pipelines, and other equipment on or underneath the property underlying the Assets; (iv) it is the intent of the Parties that, subject to the terms of the Assignments, all liability associated with the above matters described in clauses (ii) through (iii) of this sentence as well as any responsibility and liability to decommission, plug, or replug such wells (including the Wells) in accordance with all Legal Requirements and requirements of Governmental Bodies be passed to Buyer effective as of the Effective Time and that Buyer shall assume all responsibility and liability for such matters and all claims and demands related thereto; (v) the Assets may contain asbestos, Hazardous Materials, or NORM; (vi) NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms; (vii) wells, materials, and equipment located on the Assets may contain NORM; and (viii) special procedures may be required for remediating, removing, transporting, and disposing of asbestos, NORM, Hazardous Materials, and other materials from the Assets. From and after the Closing, but effective as of the Effective Time, subject to Seller’s indemnity obligations under Section 10.02 (subject to the limitations and restrictions in Article 10), Buyer shall assume, with respect to the Assets, all responsibility and liability for any assessment, remediation, removal, transportation, and disposal of these materials and associated activities in accordance with all Legal Requirements and requirements of Governmental Bodies.
2.07Allocation of Purchase Price.
(a)The Purchase Price shall be allocated among the Assets as set forth in Schedule 2.07 hereto. Seller and Buyer agree to be bound by the Allocated Values set forth in Schedule 2.07 for purposes of Article 11 hereof.
(b)As soon as reasonably practicable following the Final Settlement Date, Seller shall deliver to Buyer for its review and approval an allocation of the Final Amount, and any other items that are treated as consideration for U.S. federal income tax purposes among the Assets in accordance with Section 1060 of the Code, and the regulations thereunder, and to the extent permitted by applicable Legal Requirements, in a manner consistent with the Allocated Values (the “Tax Allocation”). Buyer shall provide Seller with any comments to the Tax Allocation within thirty (30) days after the date of receipt by Buyer. If Buyer does not deliver any written notice of objection to the Tax Allocation within such thirty (30)-day period, the Tax Allocation shall be final, conclusive and binding on the Parties. If a written notice of objection is timely delivered to Seller, Seller and Buyer will negotiate in good faith for a period of twenty (20) days to resolve such dispute (the “Allocation Dispute Resolution Period”). If, during the Allocation Dispute Resolution Period, Seller and Buyer resolve their differences in writing as to any disputed amount, such resolution shall be deemed final and binding with respect to such amount for the purpose of determining that component of the Tax Allocation. In the event that Seller and Buyer do not resolve all of the items disputed in the Tax Allocation prior to the end of the Allocation Dispute Resolution Period, all such unresolved disputed items shall be determined by the Accounting Expert in accordance with the procedures of Section 2.05(d), mutatis mutandis. Any subsequent adjustments to the Cash Consideration for U.S. federal income Tax purposes shall be allocated in a manner consistent with the Tax Allocation as finally determined hereunder. Seller and Buyer each agree (i) to report, and to cause their respective Affiliates to report, the federal, state, and local income and other Tax consequences of the Contemplated Transactions, and in particular to report the information required by Section 1060(b) of the Code, and to prepare Form 8594 (Asset Acquisition Statement under Section 1060 of the Code), in a manner consistent with the Tax Allocation (as revised to take into account subsequent adjustments to the Cash Consideration for U.S. federal income Tax purposes), and (ii) to not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation, Proceeding or otherwise, unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable U.S. state or local or non-U.S. law) or with the other Party’s or Parties’ prior consent; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar Proceeding in connection with Tax Allocation.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Each Seller represents and warrants to Buyer as of the Execution Date and the Closing Date, the following:
3.01Organization and Good Standing. Chisholm is a Delaware limited liability company, and is duly organized, validly existing, and in good standing under the laws of the State of Delaware and, where required, is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located, with full limited liability company power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use. Chisholm Energy Agent, Inc. is a Delaware corporation, and is duly organized, validly existing, and in good standing under the laws of the State of Delaware and, where required, is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located, with full corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.
3.02Authority; No Conflict.
(a)The execution, delivery, and performance of this Agreement and the Contemplated Transactions have been duly and validly authorized by all necessary limited liability company or corporate action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller and at the Closing, all instruments executed and delivered by each Seller at or in connection with the Closing shall have been duly executed and delivered by each Seller. This Agreement constitutes the legal, valid, and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon execution and delivery by each Seller of the Assignment at the Closing, such Assignment shall constitute legal, valid and binding transfers and conveyances of the Assets. Upon the execution and delivery by each Seller of any other documents at the Closing (collectively with the Assignments, the “Seller Closing Documents”), such Seller Closing Documents shall constitute the legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).
(b)Except as set forth in Schedule 3.02(b), and assuming the receipt of all Consents and the waiver of all Preferential Purchase Rights (in each case) applicable to the Contemplated Transactions, and assuming compliance with the HSR Act, neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the Contemplated Transactions by Seller shall, directly or indirectly (with or without notice or lapse of time):
(i)contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of either Seller, or (B) any resolution adopted by the board of directors, managers or officers of either Seller;
(ii)contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any Contract or agreement or any Legal Requirement or Order to which Seller, or any of the Assets, may be subject;
(iii)contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that relates to the Assets; or
(iv)result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets, except for Permitted Encumbrances, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.03Taxes. All material Tax Returns required to be filed by Seller with respect to Asset Taxes have been timely filed and all such Tax Returns were true, correct and complete in all material respects. All material Asset Taxes required to be paid by Seller that are or have become due have been timely paid. There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Taxes. There are no administrative or judicial proceedings or claims by any Governmental Body pending or threatened against Seller relating to or in connection with any Asset Taxes. The Assets have been properly listed on applicable property Tax rolls, and the Assets do not contain any omitted property. Except as disclosed on Schedule 3.03, no Asset is subject to any tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute. Each agreement or arrangement described on Schedule 3.03 (each a “Tax Partnership”) (a) has timely filed all U.S. federal income and other material Tax Returns required to be filed by such Tax Partnership and all such Tax Returns are true, correct and complete in all material respects, and (b) has timely paid all material Taxes required to be paid by such Tax Partnership.
3.04Legal Proceedings. Except as disclosed on Schedule 3.04, Seller has not been served with any Proceeding, and, to Seller’s Knowledge, there is no pending or Threatened Proceeding against Seller or any of its Affiliates, in each case, that (a) relates to Seller’s ownership or operation of any of the Assets, or (b) challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. Neither Seller nor the Assets are subject to any outstanding judgement, Order, decree that would materially impair such Seller Party’s ability to consummate the Contemplated Transactions or materially affect the ownership, operation or value of the Assets.
3.05Brokers. Neither Seller nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are and will remain the sole responsibility of Seller and its Affiliates.
3.06Compliance with Legal Requirements. To Seller’s Knowledge, except as set forth in Schedule 3.06, there is no uncured material violation by Seller of any Legal Requirements (other than Environmental Laws) with respect to Seller’s ownership and operation of the Assets.
3.07Prepayments. Except for any Imbalances, Seller has not received payment under any Contract for the sale of Hydrocarbons produced from the Assets which requires delivery in the future to any party of Hydrocarbons previously paid for and not yet delivered (or proceeds from the sale of such Hydrocarbons). Schedule 3.07 sets forth all Imbalances associated with the Assets as of the dates set forth on Schedule 3.07.
3.08Material Contracts. Schedule 3.08 sets forth (x) all Applicable Contracts, including all amendments, supplements and modifications thereto, in each case as of the Execution Date or, (y) to the extent an Applicable Contract is entered into after the Execution Date but prior to the Closing Date in accordance with this Agreement, as of the date of such Applicable Contract (which shall be deemed to be automatically included on Schedule 3.08), in each case under clause (x) and (y), of the type described below (collectively, the “Material Contracts”):
(a)any Applicable Contract that is a Hydrocarbon purchase and sale, marketing, transportation, gathering, treating, processing, or similar Applicable Contract (including pricing agreements) that is not terminable without penalty or fee on ninety (90) days’ or less notice;
(b)any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller of more than Two Hundred Thousand Dollars ($200,000) net to Seller’s interest during the current or any subsequent fiscal year or more than Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate net to Seller’s interest over the term of such Applicable Contract (based on the terms thereof and contracted (or if none, current) quantities where applicable);
(c)any Applicable Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, or similar financial Contract;

(d)any Applicable Contract that constitutes a partnership agreement (including tax partnership agreements), joint venture agreement, area of mutual interest agreement, joint development agreement, joint operating agreement, farmin or farmout agreement or similar Contract;
(e)any Applicable Contract that contains any area of mutual interest, most favored nations, non-compete provision or other similar provision;
(f)any Applicable Contract pursuant to which Seller has posted credit support in favor of any Third Party (other than in respect of any credit facilities of Seller or its Affiliates which will not bind the Assets following Closing);
(g)any Applicable Contract with any Affiliate of Seller which will be binding on Buyer after the Closing Date; and
(h)any Applicable Contract that contains any calls on, or options to purchase or dedications of, material quantities of Hydrocarbon production, other than pursuant to currently effective Hydrocarbon purchase and sale contracts to which the Assets will be subject after Closing.
Neither Seller, nor to the Knowledge of Seller, any other party is in default under any Material Contract, except as set forth in Schedule 3.08 and no event has occurred that with notice or lapse of time, or both, would constitute a default under any Material Contract by Seller or, to Seller’s Knowledge, any other person who is a party to such Material Contract. There are no futures, options, swaps or other derivatives with respect to the sale of Hydrocarbon production that will be included in the Applicable Contracts conveyed to Buyer at Closing or otherwise binding on the Assets after Closing. Prior to the Execution Date, Seller made available to Buyer true and complete copies of each Material Contract described on Schedule 3.08.
3.09Consents and Preferential Purchase Rights. Except as set forth in Schedule 3.09, none of the Assets is subject to any Preferential Purchase Rights or Consents required to be obtained by Seller which may be applicable to the Contemplated Transactions, except for (a) Consents and approvals of Governmental Bodies that are customarily obtained after Closing, (b) Contracts that are not Material Contracts and that are terminable upon not greater than ninety (90) days’ notice without payment of any fee, and (c) compliance with the HSR Act.
3.10Current Commitments; Expenses. Schedule 3.10 sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments, individually equal to or greater than One Hundred Thousand Dollars ($100,000) (net to Seller’s interest) (the “AFEs”) relating to the Assets to drill or rework any Wells or for other capital expenditures pursuant to any of the Material Contracts for which all of the activities anticipated in such AFEs have not been completed by the Execution Date. Except as set forth on Schedule 3.10, Seller has no unfulfilled drilling obligation or commitment affecting the Leases by virtue of any Contract (or the terms of the Leases themselves) relating to the Leases or the ownership or operation thereof. To Seller’s Knowledge, as of the Execution Date, all material expenses (including bills for labor, materials and supplies used or furnished for use in connection with the Assets and amounts payable to co-owners of the Assets) required to be paid by Seller with respect to the ownership or operation of the Assets have been paid in the ordinary course of business except for any such expenses that are being disputed in good faith by Seller as set forth on Schedule 3.10.
3.11Wells. Except as disclosed on Schedule 3.11, (a) no Well is subject to material penalties on allowable production after the Effective Time because of any overproduction, (b) all of the Wells have been drilled and completed within the boundaries of the applicable Leases or within the limits otherwise permitted by applicable Legal Requirements, (c) no Well has been plugged and abandoned in a manner that does not comply in all material respects with requirements issued by a Governmental Body and (d) there are no Wells or pipelines that Seller is currently obligated by applicable Legal Requirements or contract to plug or abandon or that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Body. Each representation and warranty in this Section 3.11 with respect to Non-Operated Assets shall be deemed to be qualified by the phrase, “To Seller’s Knowledge”.
3.12Environmental. Except as set forth in Schedule 3.12, (a) there are no actions, suits or proceedings pending, or to Seller’s Knowledge, Threatened in writing, before any Governmental Body against Seller with respect to the Assets alleging material violations of Environmental Laws that remain unresolved, (b) Seller has received no written notice from any Governmental Body of any material violation or material non-compliance with any Environmental Law or of material non-compliance with the terms or conditions of any Permits required under Environmental Laws, arising from, based upon, associated with or related to the Assets or the ownership or operation of any thereof, in each case to the extent unresolved, (c) Seller has not entered into any written agreements or consents with any environmental Governmental Body and is not subject to any order, decree or judgment issued against Seller or any of its Affiliates by an environmental Governmental Body, in each case, in existence as of the Execution Date and based on any Environmental Laws that relate to the future use of any of the Assets or that presently require any remedial or corrective action and (d) to Seller’s Knowledge, (i) there is no Hazardous Materials contamination of groundwater, surface water, soil or otherwise at, on, under or from the Assets with respect to which material remedial or corrective action is presently required under Environmental Laws, and (ii) there has been no exposure of any Person to Hazardous Materials in connection with or relating to the Assets or the ownership or operation thereof which could reasonably be expected to result in a material, uncured violation of Environmental Laws. The representations and warranties in this Section 3.12 are the sole and exclusive representations of Seller with respect to matters arising under Environmental Law, Permits required under Environmental Laws or related to Hazardous Materials.
3.13Royalties; Suspense Funds. Except (a) for the Suspense Funds and (b) as set forth in Schedule 3.13(a), Seller has duly and properly paid (or caused to be duly and properly paid) in all material respects all Royalties due by Seller during the period of such Seller’s or its Affiliates’ ownership of the Assets. Schedule 3.13(b) sets forth all Suspense Funds as of the dates set forth thereon.
3.14Bankruptcy. There are no bankruptcy, reorganization, receivership or arrangement proceedings pending or being contemplated by Seller or, to Seller’s Knowledge, Threatened against Seller or any of its Affiliates.
3.15Non-Consent Operations. Except as set forth on Schedule 3.15, Seller has not declined to participate in any operation or activity proposed with respect to the Properties that could result in Seller’s interest in any Property becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity, except to the extent reflected in the Net Revenue Interest and Working Interest for such Well set forth on Exhibit B.
3.16Bonds and Credit Support; Insurance. To Seller’s Knowledge, Schedule 3.16 lists all Asset credit support. Seller maintains with respect to the Assets the insurance coverage described on Schedule 3.16.
3.17Permits. To Seller’s Knowledge, (a) all necessary permits, licenses, franchises or other authorization of any Governmental Body (the “Permits”) (other than Permits required under Environmental Laws) with respect to Wells currently operated by Seller or its Affiliates have been obtained and maintained and (b) there exists no material uncured violation of the terms and provisions of any such Permits. Neither Seller nor its Affiliates have received any written notice from a Governmental Body claiming the lack of a Permit or default under any Permit with respect to any Asset operated by Seller or its Affiliates.
3.18Payouts. To Seller’s Knowledge, Schedule 3.18 contains a complete and accurate list of Wells that have not reached “payout” (as may be defined by the applicable Contract, Lease or the Law) and are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).
3.19Equipment. Except as set forth in Schedule 3.19, to Seller’s Knowledge, the Tangible Property utilized by Seller as operator of the Properties, necessary for the physical operation of the Wells or the Gathering System, and located at, on or under any of the Properties has been maintained in working order and operating condition in all material respects and is adequate for normal operation of the Assets in all material respects consistent with current practices, ordinary wear and tear excepted.
3.20Materiality; Schedule Supplement. Inclusion of a matter on Seller’s disclosure Schedules with respect to a representation or warranty that is qualified by “material” or “Material Adverse Effect” or any variant thereof shall not necessarily be deemed an indication that such matter does, or may, be material or have a Material Adverse Effect. Matters may be disclosed on a Schedule to this Agreement for purposes of information only. From time to time prior to the Closing Date, Seller shall have the right (but not the obligation) to supplement or amend the Schedules hereto to correct any matter first arising or Known to Seller following the Execution Date that would otherwise constitute a breach of any representation or warranty of Seller contained herein (each a “Schedule Supplement”), and, to the extent that such Schedule Supplement would have resulted in Buyer’s conditions to Closing not being satisfied and, Buyer nonetheless elected to proceed to Closing, then each such Schedule Supplement shall be deemed to be incorporated into and supplement and amend the Schedules for all purposes hereunder; provided, however, that any such Schedule Supplement shall be disregarded for purposes of, and shall not affect Buyer’s conditions to Closing set forth in, Section 7.01; provided further, however, that Seller may not amend or modify Schedule 2.04(a)(xi) within the five (5) Business Days preceding the Closing Date.
3.21Certain Information. None of the information supplied or to be supplied by or on behalf of Seller specifically for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the stockholders of Earthstone, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Seller makes no representation or warranty with respect to any information supplied by Buyer for inclusion or incorporation by reference in the Information Statement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Each Earthstone Party represents and warrants to Seller, except as disclosed in the SEC Filings, as of the Execution Date and the Closing Date, the following:
4.01Organization and Good Standing. Such Earthstone Party (i) is a corporation or limited liability company, as the case may be, that is duly organized or formed, validly existing and in good standing under the laws of the State of Delaware(ii) has full power and authority to own, lease or otherwise hold and operate the Assets and to carry on their businesses as presently conducted and (ii) is duly qualified and in good standing to do business as a foreign corporation or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect.
4.02Capitalization of Earthstone Parties and Subsidiaries.
(a)The authorized capital stock of Earthstone consists of 250,000,000 shares of common stock, par value $0.001 per share (“Buyer Common Stock”), classified as 200,000,000 shares of Class A common stock, par value $0.001 per share (“Class A Common Stock”), and 50,000,000 shares of Class B common stock, par value $0.001 per share (“Class B Common Stock”), and 20,000,000 shares of preferred stock, par value $0.001 per share (the “Earthstone Preferred Stock”). All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued in accordance with the Certificate of Incorporation, are fully paid and nonassessable, and, as of the respective dates of the SEC Filings and the Earthstone Financial Statements, were issued and held as described therein. On the date hereof, there are 53,312,631 issued and outstanding shares of Class A Common Stock and 34,344,532 issued and outstanding shares of Class B Common Stock. On the date hereof, except as set forth on Schedule 4.02(a), Earthstone has no Earthstone Preferred Stock or other equity securities (other than as described in the immediately preceding sentence) issued or outstanding.
(b)As of the date hereof, there are 87,657,163 issued and outstanding EEH Units. All of the issued and outstanding EEH Units have been duly authorized and validly issued in accordance with the EEH Organizational Documents, are fully paid and nonassessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act), and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person. The EEH Units owned by Earthstone are owned by Earthstone free and clear of all Encumbrances, other than those arising under Earthstone’s financing documents, restrictions on transfer under federal and state securities laws and as provided in the EEH LLC Agreement. Earthstone is the sole managing member of Buyer and has the power and authority to act as the managing member of Buyer as provided in the EEH LLC Agreement.
(c)As of the Closing, the Stock Consideration will be duly authorized in accordance with the Certificate of Incorporation, and, when issued and delivered pursuant to this Agreement in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and will be issued free and clear of any lien, claim or Encumbrance (excluding (i) the restrictions imposed by this Agreement or the Transaction Documents and (ii) restrictions on transfer under applicable state and federal securities laws).
(d)As of the Execution Date, except for the Stock Consideration and outstanding options, warrants, restricted stock units, performance stock units or other rights to purchase Class A Common Stock set forth in the SEC Filings, there are no preemptive rights or other rights to subscribe for or to purchase any equity securities of Earthstone. As of the Execution Date, except for the Stock Consideration, as set forth in the SEC Filings, or otherwise set forth on Schedule 4.02(a) there are no equity securities of Earthstone held in the treasury of Earthstone, and there are no outstanding options, restricted stock units, performance stock units, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for securities of Earthstone.
(e)Earthstone has all requisite power and authority to issue and deliver the Stock Consideration to Seller and each Person identified on Schedule 2.04(a)(xi) who at

Closing will have or has delivered an executed Side Letter Agreement, in each case, in accordance with and upon the terms and conditions set forth in this Agreement. As of the Execution Date, all corporate action for the authorization, issuance, transfer and delivery of the Stock Consideration to Seller shall have been validly taken, and no other authorization by any Person is required therefor.
(f)Except as set forth on Schedule 4.02(f), all of the issued and outstanding equity securities of each Buyer Subsidiary are held beneficially and directly or indirectly of record by Earthstone or Buyer, as the case may be. All outstanding equity securities of each Buyer Subsidiary are validly issued, fully paid and non-assessable, and are not subject to preemptive rights. There are outstanding: (i) no securities of any Buyer Subsidiary convertible into or exchangeable for equity securities or other voting securities (including voting debt) of any Buyer Subsidiary; and (ii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which any Buyer Subsidiary is a party or by which it is bound, in any case obligating any Buyer Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional equity securities or other securities of any Buyer Subsidiary or any other Person or obligating any Buyer Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Closing Date, any member agreements, voting trusts or other agreements or understandings to which any Buyer Subsidiary is a party or by which it is bound relating to the voting of any equity securities or other voting securities (including voting debt) of any Buyer Subsidiary. The limited liability company agreements of Buyer and each applicable Buyer Subsidiary have been duly authorized, executed and delivered by Earthstone or Buyer, as applicable, and are, and will be at the Closing, valid and legally binding agreements, enforceable against Buyer or each Buyer Subsidiary, as applicable, and its respective members in accordance with its terms.
(g)Except as disclosed in the SEC filings, since January 1, 2019, Earthstone has not received any notice from NYSE of delisting or noncompliance with the applicable listing and corporate governance rules and regulations of the NYSE.
4.03Authority; No Conflict.
(a)This Agreement constitutes the legal, valid, and binding obligation of each Earthstone Party, enforceable against such Earthstone Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). The Earthstone Audit Committee and the Earthstone Board have approved the execution, delivery and performance of this Agreement by Earthstone. Upon the execution and delivery by each Earthstone Party of the Assignment and any other documents executed and delivered by each Earthstone Party at the Closing (collectively, the “Buyer Closing Documents”), the Buyer Closing Documents shall constitute the legal, valid, and binding obligations of each Earthstone Party enforceable against each Earthstone Party in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Each Earthstone Party has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Buyer Closing Documents, and to perform its obligations under this Agreement the Buyer Closing Documents.

(b)Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions.
(c)Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of either Buyer or any Buyer Subsidiary, (ii) contravene, conflict with, or result in a violation of any resolution adopted by the board of managers, or members of either Buyer, or (iii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any agreement or any Legal Requirement or Order to which either Buyer may be subject.
(d)To the Knowledge of Buyer, no material consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Authorization is required to be obtained or made by Buyer in connection with the execution, delivery or performance by Buyer of this Agreement or the other Transaction Documents or the consummation by it of the transactions contemplated hereby or thereby, other than (a) compliance with any applicable federal or state securities laws, the filing of such other forms, notices and other documents as required under federal securities and state blue sky laws, including the filing of the Information Statement with the SEC, and (b) filings with a Governmental Body to occur in the ordinary course following the consummation of the transactions contemplated hereby.
(e)Neither of the Earthstone Parties is and shall not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
4.04Certain Proceedings. There is no Proceeding pending against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.
4.05Knowledgeable Investor. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by its own legal, tax, and other professional counsel concerning this Agreement, the Contemplated Transactions, the Assets, and their value, and it has relied solely thereon and on the representations and obligations of Seller in this Agreement and the documents to be executed by Seller in connection with this Agreement at the Closing.
4.06Qualification. Without limiting Section 6.02, Buyer (together with any designated prospective Affiliate operator) is, or as of the Closing will be, qualified under applicable Legal Requirements to hold leases, rights-of-way, and other rights issued or controlled by (or on behalf of) any applicable Governmental Body and will be qualified under applicable Legal Requirements to own and operate the Assets. Buyer has, or as of the Closing will have or otherwise as of the “Termination Date” (as defined in the Transition Services Agreement) currently expects to have, posted such bonds as may be required for the ownership or, where applicable, operatorship by Buyer of the Assets. To Buyer’s Knowledge, no fact or condition exists with respect to Buyer or the Assets which may cause any Governmental Body to withhold its approval of the Contemplated Transactions.

4.07Brokers. Neither Buyer nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are or will remain the sole responsibility of Buyer and its Affiliates.
4.08Financial Ability. Buyer has sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to (a) deliver the amounts due at the Closing, (b) take such actions as may be required to consummate the Contemplated Transactions, and (c) timely pay and perform Buyer’s obligations under this Agreement and the Buyer Closing Documents. Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations hereunder, and in no event shall Buyer’s failure to perform its obligations hereunder be excused by failure to receive funds from any source.
4.09Securities Laws. Assuming Seller’s representations contained in this Agreement are true and correct, the offer and sale of the Buyer Common Stock comprising the Stock Consideration (a) are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, (b) have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws, and (c) are and will be accomplished in conformity with all other federal and applicable state securities laws.
4.10Due Diligence.
Without limiting or impairing any representation, warranty, covenant or agreement of Seller contained in Article 3 of this Agreement and the Seller Closing Documents, or Buyer’s right to rely thereon, subject to Buyer’s rights to access the Assets to conduct a due diligence review in accordance with this Agreement, prior to Closing, Buyer and its Representatives have (a) been permitted reasonable access to all materials relating to the Assets, (b) been afforded the opportunity to ask all questions of Seller (or Seller’s Representatives) concerning the Assets, (c) been afforded the opportunity to investigate the condition of the Assets, and (d) had the opportunity to take such other actions and make such other independent investigations as Buyer deems necessary to evaluate the Assets and understand the merits and risks of an investment therein and to verify the truth, accuracy, and completeness of the materials, documents, and other information provided or made available to Buyer (whether by Seller or otherwise). Without limiting or impairing any representation, warranty, covenant or agreement of Seller contained in Article 3 of this Agreement and the Seller Closing Documents, or Buyer’s right to rely thereon and Buyer’s rights pursuant to Article 10, Buyer hereby waives any claims arising out of any materials, documents, or other information provided or made available to Buyer (whether by Seller or otherwise), whether under this Agreement, at common law, by statute, or otherwise.
4.11Basis of Buyer’s Decision. By reason of Buyer’s knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Buyer has evaluated the merits and the risks of purchasing the Assets from Seller and has formed an opinion based solely on Buyer’s knowledge and experience, Buyer’s due diligence, and Seller’s representations, warranties, covenants, and agreements contained in this Agreement and the Seller Closing Documents, and not on any other representations or warranties by Seller. Buyer has not relied and shall not rely on any statements by Seller or its Representatives (other than those representations and warranties of Seller in Article 3 and the covenants and agreements of Seller contained in this Agreement and the Seller Closing Documents) in making its decision to enter into this Agreement or to close the Contemplated Transactions. Buyer understands and acknowledges that neither the United States Securities and Exchange Commission nor any other Governmental Body has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Buyer, and, except as set forth in Article 9, Buyer is not entitled to cancel, terminate, or revoke this Agreement, whether due to the inability of Buyer to obtain financing or pay the Purchase Price, or otherwise.
4.12Business Use, Bargaining Position. Buyer is purchasing the Assets for commercial or business use. Buyer has sufficient knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of transactions such as the Contemplated Transactions, and Buyer is not in a significantly disparate bargaining position with Seller. Buyer expressly acknowledges and recognizes that the price for which Seller has agreed to sell the Assets and perform its obligations under the terms of this Agreement has been predicated upon the inapplicability of the Texas Deceptive Trade Practices - Consumer Protection Act, V.C.T.A. BUS & COMM Ann. § 17.41 et seq. (the “DTPA”), to the extent applicable, or any similar Legal Requirement, and the waiver of the DTPA, and any similar Legal Requirement, by Buyer contained in Section 12.04. Buyer further recognizes that Seller, in determining to proceed with entering into this Agreement, has expressly relied on the provisions of this Article 4.
4.13Bankruptcy. There are no bankruptcy, reorganization, receivership or arrangement proceedings pending or being contemplated by Buyer or, to Buyer’s Knowledge, Threatened against Buyer or any of its Affiliates.
4.14Fairness Opinion. The Earthstone Audit Committee has received the written opinion (or an oral opinion to be confirmed in writing) of Wells Fargo Securities, LLC addressed to the Earthstone Audit Committee to the effect that, as of the date of such opinion, and based upon and subject to the various limitations, qualifications, assumptions and other matters considered in connection with the preparation thereof, the consideration to be paid by the Earthstone Parties in the Transaction pursuant to this Agreement is fair to Earthstone from a financial point of view.
4.15NYSE Listing. The issued and outstanding shares of Class A Common Stock are listed for trading on the NYSE. Earthstone is in compliance in all material respects with all applicable rules and regulations of the NYSE. Earthstone has taken no action that is designed to terminate the registration of the Class A Common Stock under the Exchange Act.
4.16SEC Filings. Except as set forth in Schedule 4.16:
(a)Earthstone has timely filed and furnished with the SEC all forms, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents required to be filed by it since January 1, 2019 under the Securities Act, the Exchange Act, and all other federal securities laws. All forms, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents (including all amendments thereto) filed or furnished on a voluntary basis on Form 8-K by Earthstone with the SEC since such date are herein collectively referred to as the “SEC Filings.”
(b)The SEC Filings, at the time filed, complied as to form in all material respects with applicable requirements of federal securities laws. None of the SEC Filings, including, without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
(c)All Earthstone Material Contracts have been included in the SEC Filings, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the SEC Filings.
(d)Earthstone has not received any notification that any of the SEC Filings is the subject of ongoing SEC review or investigation.
1.17Investment Company Status. Neither Earthstone nor Buyer is, and after giving effect to the Contemplated Transactions, neither Earthstone nor Buyer will be, an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).
4.18Sarbanes-Oxley Compliance; Controls and Procedures. Buyer, its subsidiaries and the Earthstone Board are in compliance with all applicable provisions of Sarbanes-Oxley. Earthstone maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, and legal and regulatory compliance controls (collectively, “Earthstone Internal Controls”) that comply with the applicable federal securities laws and the rules and regulations of the SEC and are sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Earthstone Internal Controls are overseen by the Audit Committee (the “Earthstone Audit Committee”) of the Earthstone Board in accordance with rules and regulations of the NYSE. Earthstone has not publicly disclosed or reported to the Earthstone Audit Committee or the Earthstone Board, and within the next ninety (90) days Earthstone does not reasonably expect to publicly disclose or report to the Earthstone Audit Committee or the Earthstone Board, a significant deficiency, material weakness, change in Earthstone Internal Controls or fraud involving management or other employees who have a significant role in Earthstone Internal Controls, any violation of, or failure to comply with, the federal securities laws and the rules and regulations of the SEC, or any matter which, if determined adversely, would reasonably be expected to have a Material Adverse Effect.
4.19Certain Information. None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the stockholders of Earthstone contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Buyer makes no representation or warranty with respect to any information supplied by Seller for inclusion or incorporation by reference in the Information Statement.
ARTICLE 5
COVENANTS OF SELLER
5.01Access and Investigation.
(a)Between the Execution Date and the Closing Date, to the extent doing so would not violate applicable Legal Requirements, Seller’s obligations to any Third Party or other restrictions on Seller, Seller shall afford Buyer and its Representatives access, by appointment only, during Seller’s regular hours of business to reasonably appropriate

Seller’s personnel, any Seller operated Properties, contracts, books and records, and other documents and data related to the Properties, except any such contracts, books and records, or other documents and data that are Excluded Assets or that cannot, without unreasonable effort or expense, be separated from any contracts, books and records, or other documents and data that are Excluded Assets (and upon Buyer’s request, Seller shall use reasonable efforts to obtain the consent of Third Party operators to give Buyer and its Representatives reasonable access to similar information with respect to Properties not operated by Seller or its Affiliates; provided that Seller shall not be required to make payments or undertake obligations in favor any Third Parties in order to obtain such consent); provided that, except as expressly provided in this Agreement, the certificate delivered by Seller at Closing or in the Assignments, Seller makes no (and Buyer acknowledges that it has not relied upon any) representation or warranty, and expressly disclaims all representations and warranties as to the accuracy or completeness of the documents, information, books, records, files, and other data that it may provide or disclose to Buyer.
(b)Notwithstanding the provisions of Section 5.01(a), (i) Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Seller and any applicable Third Parties, and (ii) Buyer’s right of access shall not entitle Buyer to operate equipment or conduct subsurface or other invasive testing or sampling. Buyer’s environmental review shall not exceed the review contemplated by a Phase I Environmental Site Assessment without Seller’s prior written permission, which may be withheld in Seller’s sole discretion.
(c)Buyer shall abide by Seller’s safety rules, regulations and operating policies while conducting its due diligence evaluation of the Properties, including any environmental or other inspection or assessment of the Properties, in each case before conducting Buyer’s assessment on such Properties in accordance with this Section 5.01. Buyer hereby agrees to defend, indemnify, and hold harmless Seller from and against any and all liabilities arising out of, resulting from or relating to any field visit, environmental assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Properties, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF SELLER, EXCEPTING ONLY LIABILITIES TO THE EXTENT ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR LIABILITIES ATTRIBUTABLE TO THE MERE DISCOVERY OF A PRE-EXISTING CONDITION BY BUYER OR BUYER’S REPRESENTATIVES AND SUCH PRE-EXISTING CONDITION WAS NOT EXACERBATED BY BUYER’S OR BUYER’S REPRESENTATIVES’ INSPECTIONS.
(d)Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of Seller and Seller’s Affiliates and the Assets and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets); provided that such termination of the Confidentiality Agreement shall not relieve any party thereto from any liability thereunder for the breach of such agreement prior to the Execution Date.
5.02Operation of the Assets. Except as set forth on Schedule 5.02, or as required by applicable Legal Requirements, between the Execution Date and the Closing, Seller shall operate its business with respect to its ownership and operation of the Assets in the ordinary course, except (1) as contemplated, permitted or required by this Agreement or applicable Legal Requirement, or as required by the terms of any Contract, or (2) for any actions taken (including the cessation or reduction of activities), or any plans, procedures and practices adopted (and compliance therewith), in connection with the mitigation (or attempted mitigation) of risks associated with the COVID-19 outbreak, but only to the extent such actions are (i) reasonable and prudent in light of the Assets and the circumstances giving rise to such adverse changes and reasonably consistent with policies, procedures and protocols recommended by the Centers for Disease Control and Prevention, the World Health Organization and other applicable Governmental Body (provided that Seller will keep Buyer reasonably informed as to the actions taken or proposed to be taken) or (ii) required by the generally applicable COVID-19 policies of Seller in effect at the time such action was taken (and, to the extent reasonably practicable, provide Buyer with reasonable advance notice and a reasonable opportunity to review and comment on such policies, procedures and protocols, and Seller will consider in good faith any such comments by Buyer) without limiting the generality of the immediately preceding sentence, between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 9.01, without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), Seller, shall:
(a)not transfer, sell, hypothecate, encumber, or otherwise dispose of any of the Assets, except as required under any Leases or Contracts, and except for sales of Hydrocarbons, surplus equipment and inventory in the ordinary course of business;
(b)not abandon any Asset (except the abandonment or expiration of Leases in accordance with their terms, including with respect to leases not capable of producing in paying quantities after the expiration of their primary terms or for failure to pay delay rentals or shut-in royalties or similar types of lease maintenance payments, which shall, in each case, be at Seller’s sole discretion);
(c)not commence, propose, or agree to participate in any single operation with respect to the Lease or Wells with an anticipated cost in excess of One Hundred Thousand Dollars ($100,000) net to Seller’s interest, except for any emergency operations;
(d)not execute, terminate, cancel, extend, or materially amend or modify any Material Contract or Lease other than the execution or extension of a Contract for the sale, exchange, transportation, gathering, treating, or processing of Hydrocarbons terminable without penalty on ninety (90) days’ or shorter notice;
(e)use commercially reasonable efforts to keep Buyer apprised of any drilling, re-drilling or completion operations proposed or conducted by Seller with respect to the Assets;
(f)maintain all material Permits and approvals affecting the Assets;
(g)not voluntarily relinquish Seller or its Affiliates’ position as operator with respect to any of the Assets;
(h)not waive, compromise or settle any claim in an amount in excess of One Hundred Fifty Thousand Dollars ($150,000) involving the Assets; and
(i)not enter into any agreement with respect to any of the foregoing.
Buyer acknowledges that Seller owns undivided interests in certain of the properties comprising the Assets, and Buyer agrees that the acts or omissions of the other working interest owners who are not Seller or an Affiliate of Seller shall not constitute a Breach of the provisions of this

Section 5.02, nor shall any action required by a vote of working interest owners constitute such a Breach so long as Seller or its Affiliate has voted its interest in a manner that complies with the provisions of this Section 5.02. Further, no action or inaction of any Third Party operator with respect to any Asset shall constitute a Breach of this Section 5.02 to the extent Seller uses commercially reasonable efforts to cause such Third Party operator to operate such applicable Asset in a manner consistent with this Section 5.02. Seller may seek Buyer’s approval to perform any action that would otherwise be restricted by this Section 5.02, and Buyer’s approval of any such action shall not be unreasonably withheld, conditioned, or delayed, and shall be considered granted ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) after delivery of notice from Seller to Buyer requesting such consent unless Buyer notifies Seller to the contrary during such ten (10)-day period. Notwithstanding the foregoing provisions of this Section 5.02, in the event of an emergency, Seller may take such action as reasonably necessary and shall notify Buyer of such action promptly thereafter. Any matter approved (or deemed approved) by Buyer pursuant to this Section 5.02 that would otherwise constitute a Breach of one of Seller’s representations and warranties in Article 3 or to constitute a Material Adverse Effect shall be deemed to be an exclusion from all representations and warranties for which it is relevant and to not constitute a Material Adverse Effect.
5.03Insurance. Seller shall maintain in force during the period between the Execution Date and the Closing, all of Seller’s insurance policies pertaining to the Assets in the amounts and with the coverages currently maintained by Seller. The daily pro-rated annual premiums for insurance that accrue after the Effective Time and are attributable to the insurance coverage for the period after the Effective Time until the Closing will constitute Property Costs.
5.04Consent and Waivers. Seller shall use commercially reasonable efforts to obtain prior to the Closing written waivers of all Preferential Purchase Rights and all Consents necessary for the transfer of the Assets to Buyer; provided that in the event Seller is unable to obtain all such waivers of Preferential Purchase Rights and Consents after using such commercially reasonable efforts, such failure to satisfy shall not constitute a Breach of this Agreement. Seller shall not be required to make any payments to, or undertake any obligations for the benefit of, the holders of such rights in order to obtain the Required Consents. Buyer shall cooperate with Seller in seeking to obtain such Consents.
5.05Successor Operator. While Buyer acknowledges that it desires to succeed Seller (or its Affiliates) as operator of those Assets (or portions thereof) that Seller (or its Affiliates) may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of such Assets because the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to the Assets any Seller or its Affiliate operates, Seller shall use commercially reasonable efforts to support Buyer’s efforts for Buyer or its designee to become successor operator of such Assets (to the extent permitted under any applicable operating agreement) effective as of the Closing (at Buyer’s sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under any applicable operating agreement, Buyer (or its designee) as successor operator of such Assets effective as of Closing.
5.06Lock-Up Agreement. At the Closing, Seller and each of the Persons set forth on Schedule 2.04(a)(xi) will enter into a lock-up agreement, substantially in the form attached hereto as Exhibit I (the “Lock-up Agreement”).
5.07Voting Agreement. At the Closing, Earthstone, EnCap Investments L.P. and the other Persons set forth as parties thereto will enter into an Amended and Restated Voting Agreement, substantially in the form attached hereto as Exhibit K (the “A&R Voting

Agreement”), pursuant to which each such Person will, among other things, agree to vote for certain director nominees to the Earthstone Board as provided in the A&R Voting Agreement.
ARTICLE 6
OTHER COVENANTS
6.01Notification and Cure. Between the Execution Date and the Closing Date, Buyer shall promptly notify Seller in writing and Seller shall promptly notify Buyer in writing if Seller or Buyer, as applicable, obtain Knowledge of any Breach, in any material respect, of the other Party’s representations and warranties or covenants as of the Execution Date, or of an occurrence after the Execution Date that would cause or constitute a Breach, in any material respect, of any such representation and warranty or covenant had such representation and warranty or covenants been made as of the time of occurrence or discovery of such fact or condition.
6.02Satisfaction of Conditions. Between the Execution Date and the Closing Date (a) Seller shall use commercially reasonable efforts to cause the conditions in Article 7 to be satisfied, and (b) Buyer shall use commercially reasonable efforts to cause the conditions in Article 8 to be satisfied; provided, however, that if Seller or Buyer, as applicable, is unable to satisfy such conditions after using such commercially reasonable efforts, such failure to satisfy shall not constitute a Breach of this Agreement.
6.03Replacement of Insurance, Bonds, Letters of Credit, and Guaranties.
(a)The Parties understand that none of the insurance currently maintained by Seller or Seller’s Affiliates covering the Assets, nor any of the bonds, letters of credit, or guaranties, if any, posted by Seller or Seller’s Affiliates with Governmental Bodies or co-owners and relating to the Assets will be transferred to Buyer. On or before the “Termination Date” (as defined in the Transition Services Agreement), Buyer shall obtain, and deliver to Seller evidence of, all necessary replacement bonds, letters of credit, and guaranties in favor of Governmental Bodies, and evidence of such other authorizations, qualifications, and approvals as may be necessary for Buyer to own and, with respect to Assets currently operated by Seller or its Affiliates, operate the Assets. Promptly following the Closing, Buyer shall obtain or cause to be obtained in the name of Buyer, such insurance covering the Assets as would be obtained by a reasonably prudent operator in a similar situation.
(b)Promptly (but in no event later than thirty (30) days) after Closing, Buyer shall, at its sole cost and expense, make all filings with Governmental Bodies necessary to assign and transfer the Assets and title thereto and to comply with applicable Legal Requirements, and Seller shall reasonably assist Buyer with such filings. Buyer shall indemnify, defend, and hold harmless Seller Group from and against all Damages arising out of Buyer’s holding of such title or operatorship of the Assets after the Closing and prior to the securing of any necessary Consents and approvals of the Contemplated Transactions from Governmental Bodies.
6.04Governmental Reviews. Seller and Buyer shall (and shall cause their respective Affiliates to), in a timely manner, make all other required filings (if any) with, prepare applications to, and conduct negotiations with Governmental Bodies as required to consummate the Contemplated Transactions. Each Party shall, to the extent permitted pursuant to applicable Legal Requirements, cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations. Buyer shall bear the cost of all filing or application fees payable to any Governmental Body with respect to the Contemplated Transactions, regardless of whether Buyer, Seller, or any Affiliate of any of them is required to make the payment. Buyer shall indemnify, defend and hold harmless Seller Group from and against all Damages arising out of Buyer’s holding of such title of the Assets after the Closing and prior to securing any necessary Consents and approvals of the Contemplated Transactions from Governmental Bodies.
6.05HSR Act.
(a)If applicable, within ten (10) Business Days following the execution by Buyer and Seller of this Agreement, Buyer and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the Contemplated Transactions by the HSR Act and, if possible, request early termination of the waiting period thereunder. Buyer and Seller agree to respond promptly to any inquiries or requests for information or documentary material from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Buyer and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act. Buyer and Seller shall keep each other fully advised with respect to any requests from or material communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. To the extent permitted by applicable Legal Requirements and reasonably practicable, each of Buyer and Seller will permit the other Party to review any substantive communication given to it by, and consult with each other in advance of any meeting or conference with, any Governmental Body. Neither Buyer nor Seller will participate in any substantive meeting or discussion with any Governmental Body with respect of any filings, applications, investigation, or other inquiry without giving the other Party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body and reasonably practicable, the opportunity to attend and participate in such meeting or discussion (which, at the request of either Buyer or Seller, will be limited to outside antitrust counsel only). Seller will have the right to review (subject to appropriate redactions for confidentiality and attorney-client privilege concerns) and approve the content of any presentations, white papers, or other written materials to be submitted to any Governmental Body in advance of any such submission. Each of Seller and Buyer shall use its reasonable best efforts to take all actions necessary and appropriate in connection with any HSR Act filing to satisfy the conditions to the Closing and consummate the Contemplated Transactions as promptly as practicable and in any event not later than the Target Closing Date, including, but not limited to: (i) committing to or effecting by consent decree, hold separate order or otherwise, the sale or disposition of any assets, securities, rights, products, leases, business or other properties, operations or interests (including entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition of such assets or businesses), and (ii) contesting, resisting or seeking to have vacated, lifted reversed or overturned any order, whether temporary, preliminary or permanent that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement. The filing fees associated with any such HSR Act filing shall be borne one-half by Buyer and one-half by Seller. Notwithstanding any provision of this Section 6.05, no Party shall be required to provide the other Party with information regarding the value of the transaction or subject to the attorney client privilege, work product doctrine or other similar privilege absent entering into a mutually acceptable joint defense agreement.
(b)Buyer will not, and will not permit any of its Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Body necessary to consummate the Contemplated Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Body entering an order prohibiting the consummation of the Contemplated Transactions, or (iii) otherwise delay the consummation of the Contemplated Transactions.
6.06Required Financial Information. Seller (i) shall deliver true and complete copies of Parent’s audited consolidated financial statements as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 (including any supplemental oil and gas disclosures satisfying the requirements of Financial Accounting Standards Board Accounting Standards Codification 932-235-50, et seq.) and prepared in accordance with GAAP and Regulation S-X, and audited in accordance with auditing standards generally accepted in the United States of America (“GAAS”) (the “Audited Financials”) not later than December 22, 2021; (ii) shall deliver true and complete copies of Parent’s unaudited consolidated financial statements for the nine months ended September 30, 2021, prepared in accordance with GAAP and reviewed in accordance with GAAS applicable to reviews of interim financial information (the “Unaudited Interim Financials”) not later than December 22, 2021; (iii) shall deliver true and complete copies of Parent’s audited consolidated financial statements as of December 31, 2021 and for the year in the period ended December 31, 2021 (including any supplemental oil and gas disclosures satisfying the requirements of ASC 932-235-50, et seq.) and prepared in accordance with GAAP and Regulation S-X, and audited in accordance with GAAS (the “2021 Audited Financials”) no later than March 31, 2022, (iv) shall deliver true and correct reserve reports of the Assets prepared by independent reserve engineers of the Seller setting forth the proved reserves and related cash flows of the Assets as of December 31, 2019, 2020 and 2021, in each case prepared in accordance with the rules and regulations of the Securities and Exchange Commission, including Regulation S-X and Regulation S-K (the “Reserve Reports”) no later than March 15, 2022, (v) upon reasonable request by Buyer, Seller shall use its commercially reasonable efforts to cause Parent’s independent registered public accounting firm responsible for the audit of Parent’s financial statements to provide its executed consent, in form and substance reasonably satisfactory to Buyer and dated as of the Closing Date or such earlier date or dates as may be reasonably requested from time to time by Buyer, including in connection with any debt or equity financing sought to be obtained by Buyer in connection with the transactions contemplated by this Agreement (the “Financing”), for filing with the SEC of the Audited Financials or the 2021 Audited Financials and (vi) upon reasonable request by Buyer, Seller shall use its commercially reasonable efforts to cause Seller’s independent reserve engineers responsible for the Reserve Reports to provide its executed consent and any required summary reserve letter, in form and substance reasonably satisfactory to Buyer and dated as of the Closing Date or such earlier date or dates as may be reasonably requested from time to time by Buyer, including in connection with any Financing, for filing with the SEC of the Audited Financials or the 2021 Audited Financials. In addition, from and after the Execution Date until the Closing Date, Seller shall, at Buyer’s sole cost and expense, use commercially reasonable efforts to direct its and Parent’s consultants, accountants, reservoir engineers, agents and other Representatives to, during customary business hours, cooperate with Buyer, its Representatives and the independent auditors chosen by Buyer (“Buyer’s Auditor”) in connection with (x) the Financing and (y) any audit by Buyer’s Auditor of any financial statements of Parent or reserve reports with respect to the Assets, in each case, relating to the period prior to the Closing Date, or (z) other actions that Buyer reasonably requires to comply with the requirements under state and federal securities laws; provided, however, notwithstanding anything to the contrary in this Agreement, none of Seller, its Affiliates or their respective Representatives shall be responsible for the preparation of any pro forma financial information, which shall be prepared solely by Buyer. Such cooperation will include: (A) reasonable access to Seller’s and Parent’s officers, managers, employees, consultants, agents and Representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Buyer’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements; (B) using commercially reasonable efforts to obtain the consent of the independent auditor(s) and reservoir engineer(s) of Parent that conducted any audit of such financial statements or prepared any reserve reports to be named as an expert in (1) any filings that may be made by Buyer under the Securities Act or required by the SEC under securities laws applicable to Buyer or any report required to be filed by Buyer under the Exchange Act in connection with the transactions contemplated by this Agreement or in connection with the Financing or (2) any prospectus or offering memorandum used in connection with the Financing; (C) providing information in connection with Buyer’s preparation of responses to any inquiries by regulatory authorities relating to the foregoing financial statements and/or reserve reports; (D) providing information with respect to property descriptions of the Properties necessary to execute and record a deed of trust for any financing activities; (E) using commercially reasonable efforts to provide, upon reasonable request, all documentation and other information about Seller as is reasonably requested by Buyer which relates to applicable “know your customer” and anti-money laundering rules and regulations (including without limitation the USA PATRIOT ACT); (F) delivery of one or more customary representation letters from Seller and Parent to the auditor of the Audited Financials or the 2021 Audited Financials that are reasonably requested by Buyer to allow such auditors to complete an audit (or review of any financial statements) and to issue an opinion with respect to an audit of those financial statements required pursuant to this Section 6.06; (G) using commercially reasonable efforts to cause the independent auditor(s) of Parent that conducted any audit or review of such financial statements or reservoir engineer(s) of Parent and Seller that prepared the Reserve Reports to provide customary “comfort letters” to any underwriter or initial purchaser in connection with the Financing and to cooperate with Buyer, including by participating in drafting sessions and due diligence sessions, in connection with the Financing; (H) causing Parent’s and Seller’s management team to participate, upon reasonable advance notice and at mutually agreed times, in a commercially reasonable number of due diligence and drafting sessions and rating agency presentations, if any, in connection with the Financing; (I) assisting in the preparation of any prospectus or offering memorandum, rating agency presentations, investor presentations, SEC filings or similar documents in connection with the Financing, including furnishing such operating and other data or information relating to the Assets or operations of Parent and Seller as reasonably requested by Buyer for inclusion therein; and (J) cooperating with any documentary or other due diligence requests to the extent customary and reasonable.
(c)Notwithstanding anything to the contrary, the access to be provided to Buyer pursuant to this Section 6.06 shall not interfere with Seller’s or any of its Affiliates’ ability to prepare their own financial statements or Seller’s regular conduct of business and shall be made available during Seller’s normal business hours. Such cooperation shall not require Seller to take any action that such Seller reasonably believes could result in a violation of applicable Legal Requirements, any material agreement or any confidentiality arrangement or the waiver of any legal or other applicable privilege.
(d)Notwithstanding anything to the contrary contained in this Section 6.06, nothing in this Section 6.06 shall require any such cooperation to the extent that it would (A) require Seller or its Affiliates or any of their respective Representatives, as applicable, to agree to pay any commitment or other similar fees, or incur any liability or give any indemnities or otherwise commit to take any similar action, (B) require Seller or its Affiliates or any of their respective Representatives to provide any information that is not reasonably available to Seller or such Representative, or (C) require Seller or its Affiliates or any of their respective Representatives to take any action that will conflict with or violate such Person’s Organizational Documents, as applicable, or any applicable Legal Requirements or result in a violation or breach of, or default under, any contract with a non-Affiliate to which such Person, as applicable, is a party, result in any officer or director of any such Person incurring any personal liability with respect to any matters relating to any equity or debt financings contemplated by Section 6.06(a). Buyer shall, promptly upon request by Seller, reimburse Seller and its Affiliates and each of their respective Representatives for all reasonable and documented out-of-pocket costs incurred by such Persons in connection with the cooperation contemplated by this Section 6.06, whether before or after Execution Date (including attorney’s fees); and shall indemnify, defend and hold harmless Seller and its Affiliates and each of their respective Representatives from and against any and all liabilities suffered by, incurred by, or asserted against such Persons arising from the cooperation provided by such Persons pursuant to this Section 6.06 (other than to the extent such liabilities arise from the actual fraud, willful misconduct or gross negligence of Seller or its Affiliates or any of their respective Representatives as determined in a final, non-appealable judgment of a court of competent jurisdiction) and any information utilized in connection therewith; provided, however, that Buyer shall not be required to indemnify, defend and hold harmless Seller and its Representatives to the extent that such losses arise from or are related to information provided by Seller or its Representatives to Buyer in writing specifically for use in any equity or debt financings contemplated by Section 6.06(a) that contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
6.07Information Statement. On or prior to January 14, 2022, Earthstone shall file with the SEC a preliminary information statement on Schedule 14C (the “Information Statement”), prepared by Buyer as contemplated by Rule 14c2 promulgated under the Exchange Act, relating to the Contemplated Transactions. Seller shall reasonably cooperate with the Earthstone Parties in the preparation of the preliminary Information Statement, the definitive Information Statement and any amendments or supplements thereto and shall promptly (and in any event within three days of Buyer’s request therefor) furnish to Buyer the information relating to Seller and the Assets required by the Exchange Act for inclusion therein. Prior to filing with the SEC, the Earthstone Parties shall provide Seller and its counsel a reasonable opportunity to review and comment on the Information Statement (including any amendments or supplements thereto) and shall consider in good faith for inclusion in the Information Statement (including any amendments or supplements thereto) any comments made by Seller or its counsel that are provided in a timely manner. The Earthstone Parties shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement and to cause the Information Statement in definitive form to be mailed to the holders of shares of Buyer Common Stock entitled thereto as promptly as reasonably practicable (and in any event within two (2) Business Days) after (1) the tenth calendar day after the initial filing of the preliminary Information Statement with the SEC if by such date the SEC has not informed Earthstone that it intends to review the Information Statement or (2) if the SEC has, by the tenth calendar day after the filing of the initial preliminary Information Statement with the SEC, informed Earthstone that it intends to review the Information Statement, the date on which the SEC confirms that it has no further comments on the Information Statement. Earthstone shall notify Seller promptly of (and in any event no more than one Business Day after) the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendments or supplements to the preliminary Information Statement or the definitive Information Statement, and the Earthstone Parties and Seller shall cooperate in filing with the SEC or its staff, and if required, Earthstone shall mail to the holders of shares of Buyer Common Stock entitled thereto, as promptly as reasonably practicable, such amendment or supplement. If at any time prior to the twentieth (20th) day after the mailing to stockholders of Earthstone any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other parties hereto and Earthstone shall prepare and file with the SEC such amendment or supplement, in consultation with and subject to review by Seller, as promptly as practicable and, to the extent required by Law, cause such amendment or supplement to be disseminated to the holders of shares of Buyer Common Stock entitled thereto. Notwithstanding the foregoing, in the event that this Agreement is terminated in accordance with the terms and conditions hereof, the parties shall not be required, after the date of termination, to prepare, file and mail the Information Statement pursuant to this Section 6.07.
ARTICLE 7
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
7.01Accuracy of Representations. All of Seller’s representations and warranties in this Agreement must have been true and correct, except as would not individually or in the aggregate have a Material Adverse Effect as of the Execution Date, and must be true and correct, except as would not individually or in the aggregate have a Material Adverse Effect as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct, except as would not individually or in the aggregate have a Material Adverse Effect on and as of such specified date. All of Seller’s Fundamental Representations must have been true and correct (except for de minimis inaccuracies), and must be true and correct (except for de minimis inaccuracies) as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of such specified date.
7.02Seller’s Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
7.03No Orders. On the Closing Date, there shall be no Order granted and remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin, or otherwise prohibit the consummation of the Contemplated Transactions.
7.04HSR Act. Any waiting period applicable to the consummation of the Contemplated Transactions under the terms of this Agreement under the HSR Act shall have expired or been terminated.
7.05Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at the Closing) to Buyer the documents and other items required to be delivered by Seller under Section 2.04(a).
7.06Information Statement. The Information Statement shall have been mailed to Earthstone’s stockholders entitled thereto in accordance with Section 6.07 at least twenty (20) days prior to the Closing Date and the consummation of the Contemplated Transactions shall be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

ARTICLE 8
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE
Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):
8.01Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement must have been true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Execution Date, and must be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of such specified date. All of Buyer’s Fundamental Representations must have been true and correct (except for de minimis inaccuracies), and must be true and correct (except for de minimis inaccuracies) as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of such specified date.
8.02Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
8.03No Orders. On the Closing Date, there shall be no Order granted and remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin, or otherwise prohibit the consummation of the Contemplated Transactions.
8.04HSR Act. Any waiting period applicable to the consummation of the Contemplated Transactions under the HSR Act shall have expired or been terminated.
8.05Closing Deliverables. The applicable Earthstone Party shall have delivered (or be ready, willing and able to deliver at the Closing) to Seller the documents and other items required to be delivered by Buyer under Section 2.04(b).
8.06Qualifications. Buyer shall have obtained all authorizations, qualifications, and approvals required to be obtained prior to Closing under Section 6.03(a).
8.07Information Statement. The Information Statement shall have been mailed to Earthstone’s stockholders entitled thereto in accordance with Section 6.07 at least twenty (20) days prior to the Closing Date and the consummation of the Contemplated Transactions shall be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).
ARTICLE 9
TERMINATION
9.01Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:
(a)by mutual written consent of Seller and Buyer;

(b)by Buyer, if Seller has committed a material Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Article 7 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a Breach that is capable of being cured, Seller shall have a period of ten (10) Business Days following receipt of such written notice from Buyer to Seller to attempt to cure the Breach and the termination under this Section 9.01(b) shall not become effective unless Seller fails to cure such Breach prior to the end of such ten (10) Business Day period; provided, further, Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.01(b) if Buyer or Earthstone is in material Breach of this Agreement;
(c)by Seller, if an Earthstone Party has committed a material Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Article 8 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a Breach that is capable of being cured, the Earthstone Parties shall have a period of ten (10) Business Days following receipt of such written notice from Seller to Buyer to attempt to cure the Breach and the termination under this Section 9.01(c) shall not become effective unless the Earthstone Parties fail to cure such Breach prior to the end of such ten (10) Business Day period; provided, further, Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.01(c) if Seller is in material Breach of this Agreement;
(d)by either Seller or Buyer if the Closing has not occurred on or before the expiration of thirty (30) days following the Target Closing Date, or such later date as the Parties may agree upon in writing; provided, however, that if the SEC has not cleared the Information Statement by January 24, 2022, then either Party (provided it (and, in the case of Buyer, Earthstone) has complied in all material respects with its (and, in the case of Buyer, Earthstone has complied with its) obligations under Section 6.07) may by written notice to the other Party, extend such date to April 19, 2022; provided, further, that neither Party shall (or, in the case of Buyer, Earthstone) be entitled to terminate this Agreement pursuant to this Section 9.01(d) if such Party is in material Breach of this Agreement;
(e)by either Seller or Buyer if a Governmental Body has issued an Order, or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Contemplated Transactions, and such Order, decree, ruling, or other action has become final and nonappealable;
(f)by either Seller or Buyer if the sum of (i) all Title Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Defect Deductible (less the sum of all Title Benefit Values), plus (ii) the Aggregate Environmental Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Defect Deductible, plus (iii) solely in the case of an election by Buyer, the aggregate downward Purchase Price adjustments under Section 11.02, plus (iv) the aggregate downward Purchase Price adjustments under Section 11.03, exceeds fifteen percent (15%) of the unadjusted Purchase Price; or
(g)after the expiration of two (2) Business Days following the Execution Date, by Seller if Buyer has then failed to deposit the Deposit Amount into the escrow account under the Escrow Agreement.
9.02Effect of Termination; Distribution of the Deposit Amount.

(a)If this Agreement is terminated pursuant to Section 9.01, all further obligations of the Parties under this Agreement shall terminate; provided that, (i) no termination shall impair or restrict the rights of either Party, or relieve either Party of any Damages, under Section 9.02(b), (ii) in the event of a termination of this Agreement pursuant to Section 9.01(g), Buyer shall not be relieved of any Damages for any failure to deposit the Deposit Amount in the Escrow Account in accordance with this Agreement or for any other breach of this Agreement, and (iii) the following provisions, and any Damages arising thereunder, shall survive the termination of this Agreement: Article 1, Sections 3.05, 4.07, 5.01(c), 9.02, 9.03, 10.03(c), 10.05, 10.06, 10.07, 10.10, 10.11, 10.12, Article 12 (other than Section 12.01) and any such terms as set forth in this Agreement that are necessary to give context to any of the foregoing surviving Sections.
(b)Notwithstanding anything to the contrary in Section 9.02(a):
(i)If Seller has the right to terminate this Agreement (A) pursuant to Section 9.01(c) or (B) pursuant to Section 9.01(d), if at such time Seller could have terminated this Agreement pursuant to Section 9.01(c) (without regard to any cure periods contemplated therein), then, in either case, and provided that Buyer’s conditions to Closing set forth in Article 7 have been satisfied or waived in full (other than those conditions that by their terms may only be satisfied at Closing, all of which Seller stands ready, willing and able to satisfy), Seller shall have the right to terminate this Agreement and the Parties shall, within two (2) Business Days of Seller’s election, execute and deliver (or cause to be delivered) to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller as liquidated damages (and not as a penalty) as Seller’s sole and exclusive remedy under this Agreement. If Seller elects to terminate this Agreement pursuant to this Section 9.02(b)(i) and receive the Deposit Amount as liquidated damages, Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.
(ii)If Buyer has the right to terminate this Agreement (A) pursuant to Section 9.01(b) or (B) pursuant to Section 9.01(d), if at such time Buyer could have terminated this Agreement pursuant to Section 9.01(b) (without regard to any cure periods contemplated therein), then, in either case, Buyer shall have the right, at its sole discretion, to elect to either (1) in lieu of terminating this Agreement, enforce specific performance by Seller of this Agreement, in which event the Deposit Amount will be applied as called for herein upon Closing as its sole and exclusive remedy under this Agreement, or (2) terminate this Agreement and the Parties shall, within two (2) Business Days of Buyer’s election, execute and deliver (or cause to be delivered) to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Buyer. If Buyer elects to terminate this Agreement pursuant to this Section 9.02(b)(ii) and receive the Deposit Amount, Seller shall, (x) within two (2) Business Days of Buyer’s election, execute and deliver (or cause to be delivered) to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Buyer and (y) be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement as Buyer’s sole and exclusive remedy under this Agreement; provided that if at such time Seller is in Willful Breach and at such time, all conditions precedent to the obligations of Seller to Close as set forth in Article 8 (a) have been satisfied (or waived in writing by Seller) other than those conditions that can only be satisfied at the Closing, but subject to the Buyer being ready, willing and able to satisfy such conditions at

Closing at such time in question or (b) would have been fulfilled or satisfied except solely due to the Willful Breach by Seller, then, following the termination of this Agreement, Buyer shall be entitled to seek actual Damages in an amount up to the Deposit Amount for Seller’s Willful Breach. If Buyer elects to seek specific performance of this Agreement pursuant to this Section 9.02(b)(ii), the Deposit Amount shall remain in the Escrow Account until the earlier of Closing and a non-appealable final judgment or award on Buyer’s claim for specific performance is rendered, at which time the Deposit Amount shall be distributed as provided in the judgment or award resolving the specific performance claim or shall be applied as provided in Section 2.02. The remedies set forth in this Section 9.02(b)(ii) shall be Buyer’s sole and exclusive remedy for the failure of Seller to consummate Closing or the termination of this Agreement.
(c)The Parties recognize that the actual damages for an Earthstone Party’s Breach of this Agreement would be difficult or impossible to ascertain with reasonable certainty and agree that the Deposit Amount would be a reasonable liquidated damages amount for such Breach.
(d)If this Agreement is terminated by either Buyer or Seller pursuant to Section 9.01 for any reason other than as described in Section 9.02(b)(i), then, in any such case, Seller shall, within two (2) Business Days of such termination, deliver a joint instruction to the Escrow Agent to disburse the Deposit Amount to Buyer via wire transfer of immediately available funds to the account designated by Buyer and, other than as described in Section 9.02(b)(ii), each Party shall have no further liability hereunder of any nature whatsoever to the other Party, including any liability for Damages (except for the provisions of Sections 3.05, 4.07 5.01(c), 10.03(c), 10.05, 10.06, 10.07, 10.10, 10.11, 10.12, Article 12 (other than Section 12.01) and any such terms as set forth in this Agreement that are necessary to give context to any of the foregoing surviving Sections, which shall continue in full force and effect in accordance with their terms).
9.03Return of Records Upon Termination. Upon termination of this Agreement, (a) Buyer shall promptly return to Seller or destroy (at Seller’s option) all title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by Seller to Buyer in connection with its due diligence investigation of the Assets and (b) an officer of Buyer shall certify Buyer’s compliance with the preceding clause (a) to Seller in writing.
ARTICLE 10
INDEMNIFICATION; REMEDIES
10.01Survival. The survival periods for the various representations, warranties, covenants and agreements contained herein shall be as follows: (a) Fundamental Representations shall survive until the expiration of the applicable statute of limitations; (b) the representations and warranties in Section 3.03 and the covenants and agreements in Section 2.07(b) and Section 12.02 shall survive for the applicable statute of limitations plus thirty (30) days; (c) the special warranty of Defensible Title set forth in the Assignment shall survive for thirty six (36) months after Closing; (d) the covenants and other agreements of Seller set forth in this Agreement to be performed before Closing shall survive for twelve (12) months after Closing; (e) the covenants and other agreements of Seller set forth in this Agreement to be performed on or after Closing shall survive until fully performed; (f) all other representations and warranties of Seller shall survive for twelve (12) months after the Closing; and (g) all other representations, warranties, covenants and agreements of Buyer shall survive indefinitely. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this

Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date. The indemnities in Sections 10.02(a), 10.02(b), 10.03(a) and 10.03(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying person on or before such termination date. The indemnities in Section 10.02(c) (other than those indemnities relating to any properties or matters described in clause (f) of the definition of “Specified Obligations”) shall continue for twelve (12) months following the Closing Date. All other indemnities, and all other provisions of this Agreement, shall survive the Closing without time limit except as may otherwise be expressly provided herein.
10.02Indemnification and Payment of Damages by Seller. Except as otherwise limited in this Article 10 (including, without limitation, the survival periods set forth in Section 10.01) and Article 11, from and after the Closing, Seller shall defend, release, indemnify, and hold harmless Buyer Group from and against, and shall pay to the Buyer Group the amount of, any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of their respective rights under this Agreement arising from, based upon, related to, or associated with:
(a)any Breach of any representation or warranty made by Seller in this Agreement, or in any certificate delivered by Seller pursuant to this Agreement;
(b)any Breach by Seller of any covenant, obligation, or agreement of Seller in this Agreement or any of the other Transaction Documents (other than the Transition Services Agreement);
(c)the Specified Obligations; and
(d)the use, ownership or operation of the Retained Assets and the Excluded Assets.
Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the remedies provided in this Article 10 and in Article 11, along with the special warranty of Defensible Title set forth in the Assignment, are Buyer Group’s exclusive legal remedies against Seller with respect to this Agreement and the Contemplated Transactions, including breaches of the representations, warranties, covenants, obligations, and agreements of the Parties contained in this Agreement or the affirmations of such representations, warranties, covenants, obligations, and agreements contained in the certificate delivered by Seller at Closing pursuant to Section 2.04(a)(iv), and Buyer, except for those remedies provided in this Article 10 and Article 11, along with the special warranty of Defensible Title set forth in the Assignment, releases Seller Group from any and all claims, causes of action, Proceedings, or other legal rights and remedies of Buyer Group, known or unknown, which Buyer might now or subsequently have, based on, relating to or in any way arising out of this Agreement, the Contemplated Transactions, the ownership, use or operation of the Assets prior to the Closing, or the condition, quality, status, or nature of the Assets prior to the Closing, including any and all claims related to environmental matters or liability or violations of environmental laws and including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance, or other tort actions, rights to punitive damages, common law rights of contribution, and rights under insurance maintained by Seller or any of Seller’s Affiliates. Seller shall have no obligation to indemnify any of the Buyer Group for any Damages for which Buyer is obligated to indemnify Seller Group pursuant to Section 10.03.

10.03Indemnification and Payment of Damages by Buyer. Except as otherwise limited in this Article 10 (including, without limitation, the survival periods set forth in Section 10.01) and Article 11 and the special warranty of Defensible Title set forth in the Assignment, from and after the Closing, Buyer shall assume, be responsible for, pay on a current basis, and shall defend, release, indemnify, and hold harmless Seller Group from and against, and shall pay to Seller Group the amount of any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of their respective rights under this Agreement arising from, based upon, related to, or associated with:
(a)any Breach of any representation or warranty made by an Earthstone Party in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;
(b)any Breach by an Earthstone Party of any covenant, obligation, or agreement of an Earthstone Party in this Agreement or any other Transaction Documents (other than the Transition Services Agreement);
(c)without limitation to Buyer’s express rights and remedies pursuant to this Agreement, any Damages arising out of or relating to Buyer’s and its Representatives’ access to the Assets and contracts, books and records and other documents and data relating thereto prior to the Closing, including Buyer’s title and environmental inspections pursuant to Sections 11.01 and 11.09, including Damages attributable to personal injury, illness or death, or property damage, even if such losses arise out of or result from, solely or in part, the sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of law of or by any of the Seller Group, excepting only liabilities actually resulting from the gross negligence or willful misconduct of a member of the Seller Group or the mere discovery by Buyer or any of its Representatives of a pre-existing condition affecting any of the Assets and such pre-existing condition was not exacerbated by Buyer’s or Buyer’s Representatives’ inspections;
(d)Transfer Taxes; and
(e)the Assumed Liabilities.
Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the remedies provided in this Article 10 are Seller Group’s exclusive legal remedies against any Earthstone Party with respect to this Agreement and the Contemplated Transactions, including any Breaches by an Earthstone Party, all other legal rights and remedies being expressly waived by Seller Group; provided that Seller is entitled to any equitable remedies available under applicable Legal Requirements in connection with any Breach by an Earthstone Party of Article 12. Seller, except for those remedies provided in this Article 10, releases Buyer Group from any and all claims, causes of action, Proceedings, or other legal rights and remedies of Seller Group, known or unknown, which Seller might now or subsequently have, based on, relating to or in any way arising out of this Agreement, the Contemplated Transactions.
10.04Indemnity Net of Insurance. The amount of any Damages for which an indemnified Party is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance or indemnification proceeds realized by the indemnified Party or its Affiliates with respect to such Damages (net of any collection costs and applicable deductibles, and excluding the proceeds of any insurance policy issued or underwritten, or indemnity granted, by the indemnified Party or its Affiliates).
10.05Limitations on Liability.

(a)Except with respect to the Fundamental Representations and the representations and warranties included in Section 3.03, if the Closing occurs, Seller shall not have any liability for any indemnification under Section 10.02(a): (i) for any Damages with respect to any occurrence, claim, award or judgment with respect to that do not individually exceed One Hundred Thousand Dollars ($100,000) net to Seller’s interest (the “Individual Claim Threshold”); or (ii) unless and until the aggregate Damages for which claim notices for claims meeting the Individual Claim Threshold are delivered by Buyer exceed two percent (2%) of the unadjusted Purchase Price, and then only to the extent such Damages exceed two percent (2%) of the unadjusted Purchase Price. Except with respect to the Fundamental Representations and the representations and warranties included in Section 3.03, in no event will Seller be liable for Damages indemnified under Section 10.02(a) to the extent such Damages exceed fifteen percent (15%) of the unadjusted Purchase Price, excepting Damages finally determined by a court of competent jurisdiction to be attributable to the actual fraud of any member of the Seller Group. Notwithstanding anything herein to the contrary, in no event will Seller’s aggregate liability under this Agreement exceed one hundred percent (100%) of the unadjusted Purchase Price. Seller shall not have any liability for any Damages suffered by the Buyer Group or any of their respective Affiliates with respect to any breach by Seller of any representation or warranty set forth in Section 3.03 to the extent the applicable Damages are attributable to any Tax allocable to the Buyer under Section 12.02(b).
(b)Notwithstanding anything herein to the contrary, for purposes of determining the indemnity obligations set forth in this Article 10, (i) when determining whether a breach or inaccuracy of Seller’s representations or warranties, other than Section 3.08, contained in this Agreement has occurred and (ii) when calculating the amount of Damages incurred, arising out of or relating to any such breach or inaccuracy of any such representation or warranty by Seller, in each case, all references to materiality (other than “Material Adverse Effect”, the definition of “Material Contract” and any dollar thresholds, but including “in all material respects” and other correlative terms) contained in such representation or warranty shall be disregarded
10.06Procedure for Indemnification – Third Party Claims.
(a)Promptly after receipt by an indemnified party under Section 10.02 or 10.03 of a Third Party claim for Damages or notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying Party under this Section 10.06, give notice to the indemnifying Party of the commencement of such claim or Proceeding, together with a claim for indemnification pursuant to this Article 10. The failure of any indemnified party to give notice of a Third Party claim or Proceeding as provided in this Section 10.06 shall not relieve the indemnifying Party of its obligations under this Article 10, except to the extent such failure results in insufficient time being available to permit the indemnifying Party to effectively defend against the Third Party claim or participate in the Proceeding or otherwise prejudices the indemnifying Party’s ability to defend against the Third Party claim or participate in the Proceeding.
(b)If any Proceeding referred to in Section 10.06(a) is brought against an indemnified party and the indemnified party gives notice to the indemnifying Party of the commencement of such Proceeding, the indemnifying Party shall be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying Party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying Party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such

Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying Party to the indemnified party of the indemnifying Party’s election to assume the defense of such Proceeding, the indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If reasonably requested by the indemnifying Party, the indemnified Party agrees to cooperate in contesting any Proceeding which the indemnifying Party elects to contest (at the expense of the indemnifying Party); provided that the indemnified Party shall not be required to pursue any cross-claim or counter-claim. Notwithstanding anything to the contrary in this Agreement, the indemnifying Party shall not be entitled to assume or continue control of the defense of any such Proceeding if (A) such Proceeding relates to or arises in connection with any criminal proceeding, (B) such Proceeding seeks an injunction or equitable relief against any indemnified Party, (C) such Proceeding has or would reasonably be expected to result in Damages in excess of fifteen percent (15%) of the unadjusted Purchase Price, or (D) the indemnifying Party has failed or is failing to defend in good faith such Proceeding. If the indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such Third Party claims or Proceedings may be effected by the indemnifying Party without the indemnified party’s prior written consent unless (1) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Third Party claims that may be made against the indemnified party and (2) the sole relief provided is monetary damages that are paid in full by the indemnifying Party. The indemnified party shall have no liability with respect to any compromise or settlement of such Third Party claims or Proceedings effected without its consent.
10.07Procedure for Indemnification – Other Claims. A claim for indemnification for any matter not involving a Third Party claim may be asserted by notice to the Party from whom indemnification is sought.
10.08Indemnification of Group Members. The indemnities in favor of Buyer and Seller provided in Section 10.02 and Section 10.03, respectively, shall be for the benefit of and extend to such Party’s present and former Group members. Any claim for indemnity under this Article 10 by any Group member other than Buyer or Seller must be brought and administered by the relevant Party to this Agreement. No indemnified party other than Buyer and Seller shall have any rights against either Seller or Buyer under the terms of this Article 10 except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Section 10.08. Each of Seller and Buyer may elect to exercise or not exercise indemnification rights under this Section 10.08 on behalf of the other indemnified party affiliated with it in its sole discretion and shall have no liability to any such other indemnified party for any action or inaction under this Section 10.08.
10.09Extent of Representations and Warranties.
(a)Notwithstanding anything to the contrary contained in this Agreement, except as and to the extent expressly set forth in Article 3 of this Agreement or in the certificate of Seller to be delivered pursuant to Section 2.04(a)(iv), or for the Special Warranty in the Assignment (subject to Article 10), with respect to the Assets and the transactions contemplated hereby (I) Seller makes no representations or warranties, statutory, express or implied, and (II) Buyer acknowledges and agrees that it has not relied upon, and Seller expressly disclaims all liability and responsibility for, any representation, warranty, statement or information made or communicated (orally or in writing) to Buyer or any of its Affiliates, or its or their employees, agents, officers, directors, members, managers, equity owners, consultants, representatives or advisors (including any opinion, information, projection or advice that may have been provided to Buyer by any employee, agent, officer, director, member, manager, equity owner, consultant, representative or advisor of Seller or any of its or their respective Affiliates).
(b)Notwithstanding anything to the contrary contained in this Agreement, except as and to the extent expressly set forth in Article 3 or in the certificate of Seller to be delivered pursuant to Section 2.04(a)(iv), or for the Special Warranty in the Assignment (subject to Article 10), without limiting the generality of the foregoing, Seller expressly disclaims, and Buyer acknowledges and agrees that it has not relied upon, any representation or warranty, statutory, express or implied, as to (i) Title to any of the Assets, (ii) the contents, character or nature of any descriptive memorandum, or any report of any petroleum engineering consultant, or any geological or seismic data or interpretation, relating to the Assets, (iii) the quantity, quality or recoverability of the petroleum substances in or from the Assets, (iv) any estimates of the value of the Assets or future revenues generated by the Assets, (v) the production of petroleum substances from the Assets, (vi) any estimates of operating costs and capital requirements for any Well, operation, or project, (vii) the maintenance, repair, condition, quality, suitability, design or marketability of the Assets, (viii) the content, character or nature of any descriptive memorandum, reports, brochures, charts or statements prepared by third parties, (ix) any other materials or information that may have been made available or communicated to Buyer or its Affiliates, or its or their employees, agents, officers, directors, members, managers, equity owners, consultants, representatives or advisors in connection with the Contemplated Transactions or any discussion or presentation relating thereto, and further disclaims (and Buyer acknowledges and agrees that it has not relied upon) any representation or warranty, statutory, express or implied of merchantability, fitness for a particular purpose or conformity to models or samples of materials of any equipment, it being expressly understood and agreed by the Parties that Buyer has inspected, or waived Buyer’s right to inspect, the Assets for all purposes and satisfied itself as to their physical and environmental condition, both surface and subsurface, including but not limited to conditions specifically related to the presence, release or disposal of hazardous substances, solid wastes or NORM, and that Buyer shall be deemed to be obtaining the Assets, including the equipment, in its present status, condition and state of repair, “as is” and “where is” with all faults and defects, and that Buyer has made or caused to be made such inspections as Buyer deems appropriate, or (x) any implied or express warranty of freedom from patent or trademark infringement.
(c)Buyer acknowledges and agrees that Buyer cannot rely on or form any conclusions from Seller’s methodologies for the determination and reporting of any Asset Taxes that were utilized for any Tax Return filed prior to the Closing Date for purposes of calculating and reporting Asset Taxes on any Tax Return filed or required to be filed on or after the Closing Date, it being understood that Buyer must make its own determination as to the proper methodologies that can or should be used for any such later tax return.
(d)Buyer acknowledges and affirms that it has made, and prior to Closing will make, its own independent investigation, analysis, and evaluation of the Contemplated Transactions and the Assets (including Buyer’s own estimate and appraisal of the extent and value of Seller’s Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks associated with the acquisition of the Assets).

Buyer acknowledges that in entering into this Agreement, it has relied on the aforementioned investigation and the sole express representations and warranties of Seller contained in Article 3, the certificate of Seller to be delivered pursuant to Section 2.04(a)(iv) and the special warranty of Defensible Title in the Assignment (subject to Article 10). Buyer hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting, or causing to be commenced, any Proceeding of any kind against Seller, Warburg Pincus LLC, Ontario Teachers’ Pension Plan or their respective Affiliates, alleging facts contrary to the foregoing acknowledgments and affirmations.
10.10Compliance With Express Negligence Test. The Parties agree that any indemnity, defense, or release obligation arising under this Agreement shall apply without regard to the negligence, strict liability, or other fault of the indemnified party, whether active, passive, joint, concurrent, comparative, contributory or sole, or any pre-existing condition, any breach of contract or breach of warranty, or violation of any legal requirement, except to the extent such damages were occasioned by the gross negligence or willful misconduct of the indemnified party or any group member thereof, it being the Parties’ intention that Damages to the extent arising from the gross negligence or willful misconduct of the indemnified party or any group member thereof not be covered by the release, defense, or indemnity obligations in this Agreement. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.
10.11Limitations of Liability. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller or Buyer ever be liable for, and each Party releases the other from, any consequential, special, indirect, exemplary, or punitive damages or claims relating to or arising out of the Contemplated Transactions or this Agreement; provided, however, that any consequential, special, indirect, exemplary, or punitive damages recovered by a Third Party (including a Governmental Body, but excluding any Affiliate of any Group member) against a Person entitled to indemnity pursuant to this Article 10 shall be included in the Damages recoverable under such indemnity.
10.12No Duplication. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a Breach of more than one representation, warranty, covenant, obligation, or agreement herein. Neither Buyer nor Seller shall be liable for indemnification with respect to any Damages based on any sets of facts to the extent the Purchase Price is being or has been adjusted pursuant to Section 2.05 by reason of the same set of facts.
10.13Disclaimer of Application of Anti-Indemnity Statutes. Seller and Buyer acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement or the Contemplated Transactions.
10.14Waiver of Right to Rescission. Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for Breach of any representation or warranty contained herein or for any other claim with respect thereto arising in connection with or with respect to the Contemplated Transactions. As the payment of money shall be adequate compensation for such matters, following Closing, Seller and Buyer waive any right to rescind this Agreement or any of the Contemplated Transactions.

ARTICLE 11
TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS
11.01Title Examination and Access. Buyer may make or cause to be made at its expense such examination as it may desire of Seller’s title to the Assets. For such purposes, until the Defect Notice Date, Seller shall give to Buyer and its Representatives access during Seller’s regular hours of business to originals or, in Seller’s sole discretion, copies (which copies may, at Seller’s sole discretion, be in electronic format), of all of the files, records, contracts, correspondence, maps, data, reports, plats, abstracts of title, lease files, well files, unit files, division order files, production marketing files, title opinions, title files, title records, ownership maps, surveys, and any other information, data, records, and files that Seller has relating in any way to the title to the Assets, the past or present operation thereof, and the marketing of production therefrom, in accordance with, and subject to the limitations in, Section 5.01.
11.02Preferential Purchase Rights. Seller shall provide all notices necessary to comply with or obtain the waiver of all Preferential Purchase Rights which are applicable to the Contemplated Transactions prior to the Closing Date and in accordance with Section 5.04. To the extent (a) any such Preferential Purchase Rights are exercised by any holders thereof or (b) the time period for exercising any Preferential Purchase Right has not expired, but no notice of waiver (nor of the exercise of such Preferential Purchase Right) has been received from the holder thereof, then the Asset(s) subject to such Preferential Purchase Rights shall not be sold to Buyer and shall be excluded from the Assets and sale under this Agreement and shall be considered Retained Assets. The Cash Consideration shall be adjusted downward by the Allocated Value of the Asset(s) so retained. If any holder of a Preferential Purchase Right initially elects to exercise that Preferential Purchase Right, but after the Closing Date, refuses to consummate the purchase of the affected Asset(s), or if the time period for exercising any Preferential Purchase Right has expired or the holder thereof has waived such Preferential Purchase Right, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase such Asset(s) for the Allocated Value thereof (subject to the adjustments pursuant to Section 2.05), and the closing of such transaction shall take place on a date designated by Seller not more than one hundred eighty (180) days after the Closing Date upon not fewer than five (5) Business Days’ prior notice to Buyer. If such holder’s refusal to consummate the purchase of the affected Asset(s) resulting in a waiver of such Preferential Purchase Right occurs prior to the Closing Date, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase the affected Asset(s) at the Closing in accordance with the terms of this Agreement.
11.03Consents. Seller shall initiate all procedures required to comply with or obtain all Consents required for the transfer of the Assets in accordance with Section 5.04.
(a)If Seller fails to obtain any Consent necessary for the transfer of any Asset to Buyer, Seller’s failure shall be handled as follows:
(i)If the Consent is not a Required Consent, then the affected Assets shall nevertheless be conveyed at the Closing as part of the Assets. Any Damages that arise due to the failure to obtain such Consent following Seller’s written notice to the holder thereof shall be borne by Buyer, and Buyer shall defend, release, indemnify and hold harmless Seller Group from and against the same.
(ii)If the Consent is a Required Consent, the Cash Consideration shall be adjusted downward by the Allocated Value of the affected Assets (which affected Assets shall include the applicable portions of all Leases and Wells affected by the

Applicable Contract or Lease for which a Consent is refused), and the affected Assets shall be treated as Retained Assets.
(b)Notwithstanding the provisions of Section 11.03(a), if Seller obtains a Required Consent described in Section 11.03(a)(ii) within one hundred eighty (180) days after the Closing, then Seller shall promptly deliver conveyances of the affected Asset(s) to Buyer and Buyer shall pay to Seller an amount equal to the Allocated Value of the affected Asset(s) in accordance with wire transfer instructions provided by Seller (subject to the adjustments set forth in Section 2.05).
11.04Title Defects. Buyer may notify Seller of Title Defects (“Title Defect Notice(s)”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Time on the date that is forty-five (45) days after the Execution Date (the “Defect Notice Date”). To be effective, each Title Defect Notice shall be in writing and include (a) a description of the alleged Title Defect and the Lease or Well affected by such alleged Title Defect (each, a “Title Defect Property”), (b) the Allocated Value of each Title Defect Property, (c) supporting documents reasonably necessary for Seller to identify the alleged Title Defect, (d) Buyer’s preferred manner of curing such Title Defect, and (e) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based (the “Title Defect Value”). To give Seller an opportunity to commence reviewing and curing Title Defects, from the Execution Date until the Defect Notice Date, Buyer agrees to use reasonable efforts to give Seller weekly written notice due each Friday no later than 12:00 p.m. Central Time, of all alleged Title Defects (as well as any claims that would be claims under the special warranty of Defensible Title set forth in the Assignments) discovered by Buyer during the preceding week; provided, that the failure to provide any such preliminary notice shall not affect Buyer’s right to assert Title Defects at any time prior to the Defect Notice Date. Notwithstanding anything herein to the contrary, without limitation to Buyer’s rights under the special warranty of Defensible Title set forth in the Assignment and Buyer’s express rights set forth in Article 10, Buyer forever waives, and Seller shall have no liability for, Title Defects not asserted by a Title Defect Notice meeting all of the requirements set forth in the preceding sentence no later than 5:00 p.m. Central Time on the Defect Notice Date.
11.05Title Defect Value. The Title Defect Value shall be determined pursuant to the following guidelines, where applicable:
(a)if the Parties agree on the Title Defect Value, then that amount shall be the Title Defect Value;
(b)if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;
(c)if the Title Defect with respect to a Lease or Well represents a negative discrepancy between (i) Seller’s actual Net Revenue Interest for such Lease or Well as to the applicable Target Formation and (ii) the Net Revenue Interest set forth for such Lease or Well in Exhibit A-1 or Exhibit B, as applicable (and Seller’s Working Interest in the Lease or Well, as applicable, is decreased in the same or greater proportion), then the Title Defect Value shall be the product of the Allocated Value of such Lease or Well, as applicable, multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Lease or Well in Exhibit A-1 or Exhibit B, as applicable;

(d)if the Title Defect with respect to a Well represents an increase of (i) Seller’s Working Interest for the Well over (ii) the Working Interest set forth for such Well in Exhibit B (except (A) increases resulting from contribution requirements with respect to defaulting co-owners from and after the Execution Date under applicable operating agreements, or (B) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest), then the Title Defect Value shall be the product of the Allocated Value of such Well, multiplied by a fraction, the numerator of which is the Working Interest increase and the denominator of which is the Working Interest set forth for such Well in Exhibit B;
(e)if the Title Defect with respect to a Lease results from a discrepancy where (i) the actual Net Acres for such Lease is less than (ii) the Net Acres set forth on Exhibit A-1 for such Lease, then the Title Defect Value shall be calculated by multiplying the Net Acre deficiency for such Lease by the per-Net Acre Allocated Value; and
(f)if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, or a Title Defect affects some but not all of the applicable Target Formation pertaining to such Title Defect, then the Title Defect Value shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.
In no event, however, shall the total of the Title Defect Values related to a particular Asset exceed the Allocated Value of such Asset. The Title Defect Value with respect to a Title Defect shall be determined without any duplication of any costs or losses included in any other Title Defect Value hereunder.
11.06Seller’s Cure or Contest of Title Defects.
Seller may contest any asserted Title Defect or Buyer’s good faith estimate of the Title Defect Value as described in Section 11.06(b) and may seek to cure any asserted Title Defect as described in Section 11.06(a).
(a)Seller shall have the right, at Seller’s sole cost, risk and expense, to cure any Title Defect on or before ninety (90) days after the Defect Notice Date or, if later, after the date of resolution of such Title Defect or the Title Defect Value by an Expert pursuant to Section 11.15 (the “Title Defect Cure Period”) by giving written notice to Buyer of its election to cure prior to the Closing Date or, if later, after the applicable Expert Decision date. During the period of time from Closing to the expiration of the Title Defect Cure Period, Buyer agrees to reasonably cooperate with Seller, including by giving Seller reasonable access during normal business hours to all Records in Buyer’s or its Affiliates’ possession or control, to the extent necessary or convenient to facilitate Seller’s attempt to cure any such Title Defects. An election by Seller to attempt to cure a Title Defect shall be without prejudice to the rights of Seller under Section 11.15 and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect. If Seller elects to cure and:
(i)actually cures the Title Defect (“Cure”), prior to the Closing, then the Asset affected by such Title Defect shall be conveyed to Buyer at the Closing, and no Cash Consideration adjustment will be made for such Title Defect; or
(ii)does not cure the Title Defect prior to the Closing, then Seller shall:

(A)convey the affected Asset to Buyer and Buyer shall pay for the affected Asset at the Closing; provided, however that if Seller is unable to Cure the Title Defect within the time provided in this Section 11.06, then Seller shall include a downward adjustment in the Final Settlement Statement equal to the Title Defect Value for such Asset;
(B)if and only if Buyer agrees to this remedy in its sole discretion, indemnify Buyer against all Damages (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer; or
(C)if the amount by which Buyer reasonably believes the Allocated Value of such Title Defect Property is reduced by such alleged Title Defect (as set forth in the Title Defect Notice) exceeds sixty-five percent (65%) of the Allocated Value for such Title Defect Property, Seller may elect to exclude the Title Defect Property from this Agreement and such Title Defect Property shall be deemed an Excluded Asset.
(b)Seller and Buyer shall attempt to agree on the existence and Title Defect Value for all Title Defects. Representatives of the Parties, knowledgeable in title matters, shall meet during the Title Defect Cure Period for this purpose. However, either Party may at any time prior to the final resolution of the applicable Title Defect hereunder submit any disputed Title Defect or the Title Defect Value to arbitration in accordance with the procedures set forth in Section 11.15. If a contested Title Defect cannot be resolved prior to Closing, except as otherwise provided herein, (i) the Asset affected by such Title Defect shall nevertheless be conveyed to Buyer at the Closing; (ii) the Cash Consideration shall be adjusted downward in an amount equal to the Title Defect Value set forth in the Title Defect Notice for such contested Title Defect for such Asset (the “Disputed Title Amount”), which Disputed Title Amount shall be deposited into the Escrow Account at Closing pending final resolution of such Title Defect; and (iii) within two (2) Business Days following final resolution of such Title Defect in accordance with Section 11.15, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Disputed Title Amount to Seller or Buyer, as applicable.
11.07Limitations on Adjustments for Title Defects. Notwithstanding the provisions of Sections 11.04, 11.05 and 11.06, other than with respect to the special warranty of Defensible Title to be provided in the Assignments, Seller shall be obligated to adjust the Cash Consideration to account for uncured Title Defects only to the extent that the sum of (x) the aggregate Title Defect Values of all uncured Title Defects (the “Aggregate Title Defect Value”) (after taking into account any offsetting Title Benefit Values) plus (y) the Aggregate Environmental Defect Value exceeds the Aggregate Defect Deductible. In addition, if the Title Defect Value for any single Title Defect Property is less than the De Minimis Title Defect Cost, such value shall not be considered in calculating the Aggregate Title Defect Value.
11.08Title Benefits. If Seller discovers any right, circumstance or condition that operates (a) to increase the Net Revenue Interest in any Lease or Well with respect to the applicable Target Formation above that shown in Exhibit A-1 or Exhibit B for such Lease or Well, as applicable, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown in Exhibit A-1 or Exhibit B, as applicable, (b) to decrease the Working Interest of Seller in any Well with respect to the applicable Target Formation below that shown in Exhibit B for such Well, to the extent the same causes a decrease in Seller’s Working Interest for such Well with respect to the applicable Target Formation that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown in Exhibit B for such Well with respect to the applicable Target Formation or (c) to increase the Net Acres for a Lease with respect to the applicable Target Formation to an amount greater than the Net Acres for such Lease in Exhibit A-1 (without an increase in the Working Interest that is proportionately more than an increase in the Net Revenue Interests above that shown in Exhibit A-1) (each, a “Title Benefit”), then Seller shall, from time to time and without limitation, have the right, but not the obligation, to give Buyer written notice of any such Title Benefits (a “Title Benefit Notice”), as soon as practicable but not later than 5:00 p.m. Central Time on the Defect Notice Date, stating with reasonable specificity the Assets affected, the particular Title Benefit claimed (the “Title Benefit Properties”), and Seller’s good faith estimate of the amount the additional interest increases the value of the affected Assets over and above that Asset’s Allocated Value (the “Title Benefit Value”). Buyer shall also promptly furnish Seller with written notice of any Title Benefit (including a description of such Title Benefit and the Assets affected thereby with reasonable specificity) which is discovered by any of Buyer’s or any of its Affiliates’ Representatives, employees, title attorneys, landmen, or other title examiners. The Title Benefit Value of any Title Benefit shall be determined by the following methodology, terms and conditions (without duplication): (i) if the Parties agree on the Title Benefit Value, then that amount shall be the Title Benefit Value; (ii) if the Title Benefit represents a proportionate increase, for the life of such Title Benefit Property, in (A) Seller’s Net Revenue Interest for any Well above (B) the Net Revenue Interest set forth for such Well in Exhibit B, then the Title Benefit Value shall be the product of the Allocated Value of such Well multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Well in Exhibit B; (iii) if the Title Benefit represents a proportionate decrease, for the life of such Title Benefit Property, of (A) Seller’s Working Interest for any Well below (B) the Working Interest set forth for such Well in Exhibit B, then the Title Benefit Value shall be the product of the Allocated Value of such Well, multiplied by a fraction, the numerator of which is the Working Interest decrease and the denominator of which is the Working Interest set forth for such Well in Exhibit B; (iv) if the Title Benefit represents an increase in the Net Acres of a Lease set forth in Exhibit A-1, then the Title Benefit Value shall be determined by multiplying the Net Acre increase with respect to such Lease by the per-Net Acre Allocated Value; and (v) if the Title Benefit is of a type not described above or a Title Benefit affects some but not all of the applicable Target Formation pertaining to such Title Benefit, then the Title Benefit Value shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation. Seller and Buyer shall attempt to agree on the existence and Title Benefit Value for all Title Benefits on before the end of the Title Defect Cure Period. If Buyer agrees with the existence of the Title Benefit and Seller’s good faith estimate of the Title Benefit Value, then the Aggregate Title Defect Value shall be offset by the amount of the Title Benefit Value. If the Parties cannot reach agreement by the end of the Title Defect Cure Period, the Title Benefit or the Title Benefit Value in dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 11.15. Notwithstanding the foregoing, the Parties agree and acknowledge that there shall be no upward adjustment to the Cash Consideration for any Title Benefit. If a contested Title Benefit cannot be resolved prior to the Closing, Seller shall convey the affected Asset to Buyer and Buyer shall pay for the Asset at the Closing in accordance with this Agreement as though there were no Title Benefits; provided, however, if the Title Benefit contest results in a determination that a Title Benefit exists, then the Aggregate Title Defect Value shall be adjusted downward by the Title Benefit Value as determined in such contest (which adjustment shall be made on the Final Settlement Statement).
11.09Buyer’s Environmental Assessment. Beginning on the Execution Date and ending at 5:00 p.m. Central Time on the Defect Notice Date, Buyer shall have the right, at its sole cost, risk, liability, and expense, to conduct a Phase I Environmental Site Assessment of the

Properties. During Seller’s regular hours of business and after providing Seller with written notice of any such activities no less than two (2) Business Days in advance (which written notice shall include the written permission of the operator (if other than Seller) and any applicable Third Party operator or other Third Party whose permission is legally required, which Seller shall reasonably cooperate with Buyer in securing), Buyer and its Representatives shall be permitted to enter upon the Properties, inspect the same, review all of Seller’s readily available files and records (other than those for which Seller has an attorney-client privilege or that are Excluded Assets) relating to the Properties, and generally conduct visual, non-invasive tests, examinations, and investigations. No sampling or other invasive inspections of the Assets may be conducted prior to Closing without Seller’s prior written consent, which may be withheld in Seller’s sole discretion. Buyer’s access shall be in accordance with, and subject to the limitations in, Section 5.01. In the event Buyer’s Phase I Environmental Site Assessment reasonably recommends additional sampling and testing to determine (a) whether an Environmental Defect exists or (b) the Lowest Cost Response associated with an asserted Environmental Defect, in either case, on a Property operated by Seller, and Buyer’s good faith estimate of the Environmental Defect Value with respect to such potential Environmental Defect exceeds the De Minimis Environmental Defect Cost, Buyer shall provide to Seller a written proposed scope of work for such activities for Seller’s approval (which approval shall be in Seller’s sole discretion). Buyer shall (i) consult with Seller before commencing any work comprising Buyer’s environmental review, (ii) perform all work in a safe and workmanlike manner and so as to not unreasonably interfere with Seller’s operations on the Properties, (iii) comply (and cause each Buyer Representative to comply) with all applicable Laws and customary industry practices while conducting Buyer’s environmental review, and (iv) promptly and completely repair any damage to the Assets caused by Buyer’s investigation and cause each affected Asset to be restored to substantially the same conditions that existed prior to the investigation. Seller shall have the right to have one or more representatives accompany Buyer or Buyer’s Representatives at all times while on the Properties.
11.10Environmental Defect Notice. Buyer shall notify Seller in writing of any Environmental Defect (an “Environmental Defect Notice”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Time on the Defect Notice Date. To be effective, an Environmental Defect Notice shall include: (a) identification of the Properties affected by the alleged Environmental Defect, including the Allocated Value of each affected Lease or Well; (b) a complete and detailed description of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement, including the Environmental Laws that Buyer asserts have been violated in connection with such Environmental Defect; (c) Buyer’s good faith estimate of the Environmental Defect Value with respect to such Environmental Defect and a description of the method used to calculate the Environmental Defect Value; and (d) appropriate documentation reasonably necessary for Seller to verify Buyer’s claim and calculation of the Environmental Defect Value. Notwithstanding anything herein to the contrary, without limitation to Buyer’s express rights pursuant to Article 10, Buyer forever waives any Environmental Liabilities, including Environmental Defects not asserted by an Environmental Defect Notice meeting all of the requirements set forth in the preceding sentence no later than 5:00 p.m. Central Time on the Defect Notice Date. To give Seller an opportunity to commence reviewing and remediating or curing Environmental Defects, from the Execution Date until the Defect Notice Date, Buyer agrees to use reasonable efforts to give Seller weekly written notice due each Friday no later than 12:00 p.m. Central Time, of all Environmental Defects discovered by Buyer during the preceding period after the date the Agreement is signed and prior to delivery of such notice, which notice may be supplemented on or prior to the Defect Notice Date. Buyer’s calculation of the Lowest Cost Response included in the Environmental Defect Notice must describe in reasonable detail the Lowest Cost Response proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Lowest Cost Response amount, including the standards that Buyer asserts must be met to comply with Environmental Laws.

11.11Seller’s Cure or Contest of Environmental Defects. With respect to the Environmental Defects asserted by Buyer in an Environmental Defect Notice, Seller, in its sole discretion, may (x) elect to have the Cash Consideration reduced by an amount equal to the Environmental Defect Value for such Properties, (y) contest any asserted Environmental Defect or Buyer’s good faith estimate of the Environmental Defect Value as described in Section 11.11(b) or (z) seek to remediate or cure any asserted Environmental Defect to the extent of the Lowest Cost Response as described in Section 11.11(a).
(a)Without limiting Seller’s rights in Section 11.11(y) above, Seller shall have the right to remediate or cure an Environmental Defect to the extent of the Lowest Cost Response on or before the Closing Date. If Seller elects to pursue remediation or cure and:
(i)completes a Complete Remediation of an Environmental Defect prior to the Closing Date, the affected Properties (together with any other Assets appurtenant thereto) shall be included in the Assets conveyed at Closing, and no Cash Consideration adjustment will be made for such Environmental Defect;
(ii)does not complete a Complete Remediation prior to the Closing, then Seller shall convey the affected Properties (together with any other Assets appurtenant thereto) to Buyer and the Cash Consideration shall be reduced by an amount equal to the remaining Environmental Defect Value for such Properties.
(b)Without limiting Seller’s rights in Section 11.11(y) above, Seller and Buyer shall attempt to agree on the existence and Environmental Defect Value of all Environmental Defects. Representatives of the Parties, knowledgeable in environmental matters, shall meet for this purpose. However, a Party may at any time prior to the final resolution of the applicable Environmental Defect hereunder elect to submit any disputed item to arbitration in accordance with the procedures set forth in Section 11.15. If a contested Environmental Defect cannot be resolved prior to the Closing, (i) the affected Properties (together with any other Assets appurtenant thereto) shall be included with the Assets conveyed to Buyer at Closing; and (ii) the Cash Consideration shall be reduced by the estimated Environmental Defect Value set forth in the Environmental Defect Notice for such contested Environmental Defect (the “Disputed Environmental Amount”).
11.12Limitations. Notwithstanding the provisions of Sections 11.10 and 11.11, no adjustment to the Cash Consideration for Environmental Defect Values shall be made unless and until the sum of (x) the aggregate value of all Environmental Defect Values (the “Aggregate Environmental Defect Value”) plus (y) the Aggregate Title Defect Value (after taking into account any offsetting Title Benefit Values) exceeds the Aggregate Defect Deductible. If the Environmental Defect Value with respect to any single Environmental Defect is less than the De Minimis Environmental Defect Cost, such cost shall not be considered in calculating the Aggregate Environmental Defect Value; provided, that to the extent any Environmental Defect pertaining solely to Permits (or the absence of any applicable permits) arises out of the same or substantially similar systemic facts, events or circumstances as any other Environmental Defect(s) pertaining solely to such Permits (or the absence of any such applicable permits), then the Environmental Defect Values of such Environmental Defects may be aggregated for purposes of meeting the De Minimis Environmental Defect Cost.
11.13Exclusive Remedies. The rights and remedies granted to Buyer in Article 11 and Article 10 with respect to the Specified Obligations, in the definition thereof, defined in this Agreement are the exclusive rights and remedies against Seller related to any Environmental Liabilities, Environmental Condition, or Damages related thereto. Buyer expressly waives, and releases Seller Group from, any and all other rights and remedies it may have under Environmental Laws against Seller regarding Environmental Liabilities, Environmental

Conditions, whether for contribution, indemnity, or otherwise. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.
11.14Casualty Loss and Condemnation. If, after the Execution Date but prior to Closing Date, any portion of the Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (a “Casualty Loss”), this Agreement shall remain in full force and effect, and Buyer shall nevertheless be required to close the Contemplated Transactions. In the event that the amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss exceeds Five Hundred Thousand Dollars ($500,000) net to Seller’s interest, Seller must elect by written notice to Buyer prior to Closing either to (a) cause the Assets affected by such Casualty Loss to be repaired or restored, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), (b) indemnify Buyer under an indemnification agreement mutually acceptable to the Parties against any costs or expenses that Buyer reasonably incurs to repair or restore the Assets subject to such Casualty Loss or (c) reduce the Cash Consideration by the cost to repair or restore such Casualty Loss. In each case, Seller shall retain all rights to insurance and other claims against Third Parties with respect to the applicable Casualty Loss except to the extent the Parties otherwise agree in writing. Seller shall have no other liability or responsibility to Buyer with respect to a condemnation or Casualty Loss, even if such Casualty Loss shall have resulted from or shall have arisen out of the sole or concurrent negligence, fault, violation of a Legal Requirement of Seller or any member of Seller Group.
11.15Expert Proceedings.
(a)Each matter referred to this Section 11.15 (a “Disputed Matter”) shall be conducted in accordance with the Commercial Arbitration Rules of the AAA as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code), but only to the extent that such rules do not conflict with the terms of this Section 11.15. Any notice from one Party to the other referring a dispute to this Section 11.15 shall be referred to herein as an “Expert Proceeding Notice”.
(b)The arbitration shall be held before a single arbitrator (the “Expert”), mutually agreed by the Parties. Unless waived in writing by the Parties, the Expert must (i) be a neutral party who has never been an officer, director or employee of or performed material work for a Party or any Party’s Affiliate within the preceding five (5)-year period and (ii) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Expert in the process of resolving such dispute. The Expert must have not less than ten (10) years’ experience as a lawyer in the State where the Assets giving rise to the Disputed Matter are located with experience in exploration and production issues. If disputes exist with respect to both title and environmental matters, the Parties may mutually agree to conduct separate arbitration proceedings with the title disputes and environmental disputes being submitted to separate Experts. Further, if disputes exist with respect to Assets located in multiple states, either Party may elect to conduct separate arbitration proceedings with the disputes related to Assets located in each state being submitted to a separate Expert. If, within five (5) Business Days after delivery of an Expert Proceeding Notice, the Parties cannot mutually agree on an Expert, then within seven (7) Business Days after delivery of such Expert Proceeding Notice, each Party shall provide the other with a list of three (3) acceptable, qualified experts, and within ten (10) Business Days after delivery of such Expert Proceeding Notice, the Parties shall each separately rank from one through six in order of preference each proposed expert on the combined lists, with a rank of one being the most preferred expert and the rank of six being the least preferred expert, and provide their respective rankings to the local office of the AAA where the Assets giving rise to the Disputed Matter are located. Based on those rankings, the AAA will appoint the expert with the combined lowest numerical ranking to serve as the Expert for the Disputed Matters. If the rankings result in a tie or the AAA is otherwise unable to determine an Expert using the Parties’ rankings, the AAA will appoint an arbitrator from one of the Parties’ lists as soon as practicable upon receiving the Parties’ rankings. Each Party will be responsible for paying one-half (1/2) of the fees charged by the AAA for the services provided in connection with this Section 11.15(b).
(c)Within five (5) Business Days following the receipt by either Party of the Expert Proceeding Notice, the Parties will exchange their written description of the proposed resolution of the Disputed Matters. Provided that no resolution has been reached, within five (5) Business Days following the selection of the Expert, the Parties shall submit to the Expert the following: (i) this Agreement, with specific reference to this Section 11.15 and the other applicable provisions of this Article 11; (ii) Buyer’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials; (iii) Seller’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials; and (iv) the Expert Proceeding Notice.
(d)The Expert shall make its determination by written decision within fifteen (15) days following receipt of the materials described in Section 11.15(c) above (the “Expert Decision”). The Expert Decision with respect to the Disputed Matters shall be limited to the selection of the single proposal for the resolution of the aggregate Disputed Matters proposed by a Party that best reflects the terms and provisions of this Agreement, i.e., the Expert must select either Buyer’s proposal or Seller’s proposal for resolution of the aggregate Disputed Matters; provided, however, that in no event shall an award to Buyer for a particular Environmental Defect or Title Defect exceed the aggregate amount of the Environmental Defect Values and Title Defect Values asserted in the respective Environmental Defect Notices and Title Defect Notices constituting such aggregate Disputed Matters.
(e)The Expert Decision shall be final and binding upon the Parties, without right of appeal, absent manifest error. In making its determination, the Expert shall be bound by the rules set forth in this Article 11. The Expert may consult with and engage disinterested Third Parties to advise the Expert, but shall disclose to the Parties the identities of such consultants. Unless waived in writing by the Parties, any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five (5)-year period preceding the arbitration nor have any financial interest in the dispute.
(f)The Expert shall act as an expert for the limited purpose of determining the specific matters submitted for resolution herein and shall not be empowered to award damages, interest, or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of preparing and presenting its case. All costs and expenses of the Expert shall be borne by the non-prevailing Party in any such arbitration proceeding.
ARTICLE 12
GENERAL PROVISIONS
12.01Records. Seller, at Buyer’s cost and expense, shall deliver originals and electronic copies of all Records to Buyer (FOB Seller’s office) at the expiration of the term of the Transition Services Agreement. Buyer shall retain any such original Records for at least seven

(7) years beyond the Closing Date, during which seven (7)-year period Seller shall be entitled to obtain access to such Records, at reasonable business hours and upon prior notice to Buyer, so that Seller may make copies of such original Records, at its own expense, as may be reasonable or necessary for tax purposes or in connection with any Proceeding or Threatened Proceeding against Seller.
12.02Expenses.
(a)Except as otherwise expressly provided in this Agreement, each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel, and accountants. However, the prevailing Party in any Proceeding brought under or to enforce this Agreement, excluding any expert proceeding pursuant to Section 11.15 or Section 2.05(d), shall be entitled to recover court costs and arbitration costs, as applicable, and reasonable attorneys’ fees from the non-prevailing Party or Parties, in addition to any other relief to which such Party is entitled.
(b)All Transfer Taxes shall be borne by Buyer. Seller shall retain responsibility for, and shall bear, all Asset Taxes for (i) any period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. All Asset Taxes with respect to the Assets arising on or after the Effective Time (including the portion of any Straddle Period beginning at the Effective Time) shall be allocated to and borne by Buyer. For purposes of such allocation between the Parties of Asset Taxes, (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (C)) shall be allocated based on severance or production occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility), (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) or (C)) shall be allocated based on transactions giving rise to such Asset Taxes occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility), and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis with respect to any Straddle Period shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time (which shall be Seller’s responsibility) and the portion of the Straddle Period beginning at the Effective Time (which shall be Buyer’s responsibility). For purposes of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time and the portion of the Straddle Period beginning at the Effective Time. To the extent the actual amount of any Asset Taxes described in this Section 12.02(b) is not determinable at Closing or the Final Settlement Date, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 2.05.
(c)Except as required by applicable Legal Requirements, in respect of Asset Taxes, (i) Seller shall be responsible for (A) timely remitting all Asset Taxes due prior to the Closing Date and (B) preparing and timely filing all Tax Returns for Asset Taxes required to be filed prior to the Closing Date, and (ii) Buyer shall be responsible for (A) timely remitting all Asset Taxes due on or after the Closing Date with respect to periods beginning before the Effective Time, and (B) preparing and timely filing all Tax Returns for Asset Taxes required to be filed on or after the Closing Date with respect to period beginning before the Effective Time, in each case, to the applicable taxing authority.  Buyer shall prepare all such Tax Returns on a basis consistent with past practice except to the extent otherwise required by applicable Legal Requirements.  Buyer shall provide Seller with a copy of any such Tax Return for Seller’s review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant Taxable period, if such Tax Return is required to be filed less than ten (10) days after the close of such Taxable period), and Buyer shall incorporate all reasonable comments of Seller provided to Buyer in advance of the due date for the filing of such Tax Return.
(d)Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or Proceeding relating to any Tax attributable to the Assets.
(e)Seller shall be entitled to any and all refunds of Asset Taxes allocated to Seller pursuant to Section 12.02(b), and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 12.02(b).  If a Party receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 12.02(e), the first Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses incurred by the first Party in procuring such refund.
(f)Seller shall use commercially reasonable efforts to cooperate with Buyer to cause any Tax Partnership to make a Push-Out Election with respect to any “imputed underpayment” issued by Internal Revenue Service (or any analogous provision of state or local law) with respect to any Tax period beginning on or before the Closing Date. As between the Parties, Seller shall have the exclusive control of any U.S. federal income Tax Controversy relating to any Tax period beginning on or prior to the Closing Date with respect to any Tax Partnership; provided, however, Seller agrees to promptly notify Buyer of the commencement of any such Tax Controversy and thereafter keep Buyer reasonably informed of the status and details of such Tax Controversy.
12.03Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients, addresses, and emails set forth below (or to such other recipients, addresses, or emails as a Party may from time to time designate by notice to the other Party):
NOTICES TO BUYER:
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Attn: Robert J. Anderson, President and Chief Executive Officer
Email: robert@earthstoneenergy.com
    With a copy (which shall not constitute notice) to:
Haynes and Boone, LLP
1221 McKinney Street, Suite 4000

Houston, Texas 77010
Attn:     Austin Elam
    Kim Mai
Email:    austin.elam@haynesboone.com
    kim.mai@haynesboone.com
NOTICES TO SELLER:
Chisholm Energy Operating, LLC
801 Cherry Street, Suite 1200
Fort Worth, Texas 76102
Attention: Aaron Gaydosik
E-mail: agaydosik@chisholmenergy.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street, Suite 4500
Houston, TX 77002
Attention: Adam D. Larson, P.C.
    Christopher S.C. Heasley
Email:     adam.larson@kirkland.com
    christopher.heasley@kirkland.com

12.04Governing Law; Jurisdiction; Service of Process; Jury Waiver. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO AND THERETO SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, THAT ANY MATTERS RELATED TO REAL PROPERTY SHALL BE GOVERNED BY THE LAWS OF THE STATE WHERE SUCH REAL PROPERTY IS LOCATED. WITHOUT LIMITING THE PARTIES’ AGREEMENT TO ARBITRATE IN SECTION 11.15 OR THE DISPUTE RESOLUTION PROCEDURE PROVIDED IN SECTION 2.05(d) WITH RESPECT TO DISPUTES ARISING THEREUNDER, THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN HOUSTON, TEXAS OR THE STATE COURTS LOCATED IN HOUSTON, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, ANY TRANSACTION DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN SUCH COURTS DESCRIBED ABOVE HAVING SITES IN HOUSTON, TEXAS AND EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY HERETO VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT

OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT. TO THE EXTENT THAT A PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (A) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (B) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS SECTION 12.04.
12.05Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute, acknowledge, and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
12.06Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by either Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
12.07Entire Agreement and Modification. This Agreement supersedes all prior discussions, communications, and agreements (whether oral or written) between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended or otherwise modified except by a written agreement executed by all Parties. No representation, promise, inducement, or statement of intention with respect to the subject matter of this Agreement has been made by any Party that is not embodied in this Agreement together with the documents, instruments, and writings that are delivered pursuant hereto, and no Party shall be bound by or liable for any alleged representation, promise, inducement, or statement of intention not so set forth. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Schedule or Exhibit hereto, the terms and provisions of this Agreement shall govern, control, and prevail.

12.08Assignments, Successors, and Limitations on Third Party Rights. No Party may assign any of its rights, liabilities, covenants, or obligations under this Agreement without the prior written consent of the other Parties (which consent may be granted or denied at the sole discretion of the other Parties), provided that Buyer may assign all or any portion of its rights under this Agreement to a wholly owned subsidiary of Buyer without any consent of Seller, and (a) any assignment made without such required consent shall be void, and (b) in the event of such consent, or in the event Buyer transfers all or any portion of its rights under this Agreement to a wholly owned subsidiary, such assignment nevertheless shall not relieve such assigning Party of any of its obligations under this Agreement without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Except as set forth in Section 12.17 or Section 12.18, nothing expressed or referred to in this Agreement or any other Transaction Document shall be construed to give any Person other than the Parties (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Subject to the preceding sentence and except as otherwise set forth in this Agreement, this Agreement, any other agreement contemplated herein, and all provisions and conditions hereof and thereof, are for the sole and exclusive benefit of the Parties and such other agreements (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), and their respective successors and permitted assigns.
12.09Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.
12.10Article and Section Headings, Construction. The headings of Sections, Articles, Exhibits, and Schedules in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section,” “Article,” “Exhibit,” or “Schedule” refer to the corresponding Section, Article, Exhibit, or Schedule of this Agreement. Unless expressly provided to the contrary, the words “hereunder,” “hereof,” “herein,” and words of similar import are references to this Agreement as a whole and not any particular Section, Article, Exhibit, Schedule, or other provision of this Agreement. Each definition of a defined term herein shall be equally applicable both to the singular and the plural forms of the term so defined. All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and (in its various forms) means including without limitation. For any “agreement”, “waiver”, “notice” or words of similar import to be effective, such agreement, waiver or notice must be in writing and delivered by one Party to the other Parties pursuant to Section 12.03. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (or the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day. Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the Contemplated Transactions. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. This Agreement shall not be construed against any Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Unless expressly provided to the contrary, the word “or” is not exclusive.
12.11Counterparts. This Agreement may be executed (including in .PDF) and delivered (including by facsimile or e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.
12.12Press Release. No Party shall make any press release or other public announcement respecting this Agreement or the Contemplated Transactions prior to the execution and delivery of this Agreement by the Parties. Subject to Section 12.13, if, prior to Closing, any Party wishes to make a press release or other public announcement respecting this Agreement or the Contemplated Transactions, such Party will provide the others with a draft of the press release or other public announcement for review at least forty-eight (48) hours prior to the time that such press release or other public announcement is to be made. The Parties will attempt in good faith to expeditiously reach agreement on such press release or other public announcement and the contents thereof; provided that failure to reach such agreement shall not prohibit a Party from making a press release or public announcement. Failure to provide comments back to the other Party within forty-eight (48) hours of receipt of the draft release or announcement will be deemed consent to the public disclosure of such press release or other public announcement and the content thereof. Seller and Buyer shall each be liable for the compliance of their respective Affiliates with the terms of this Section 12.12. Notwithstanding anything to the contrary in this Section 12.12, no Party shall issue a press release or other public announcement that includes the name of a non-releasing Party or its Affiliates without the prior written consent of such non-releasing Party (which consent may be withheld in such non-releasing Party’s sole discretion), provided, the Parties agree that a press release or other public announcement, regulatory filing, statement or comment made without such consent shall not be in violation of this Section 12.12 if (a) it is made in order to comply with applicable Legal Requirement or stock exchange rules and (b) in the reasonable judgment of the Party or Affiliate making such release or announcement, based upon advice of counsel, obtaining consent from the other Party would prevent dissemination of such release or announcement in a sufficiently timely fashion to comply with such applicable Legal Requirement or rules.
12.13Confidentiality. The Confidentiality Agreement shall terminate on the Closing Date and will thereafter be of no further force or effect. Each Party shall keep confidential, and cause its Affiliates and instruct its Representatives to keep confidential, all terms and provisions of this Agreement, except (a) as required by Legal Requirements or any standards or rules of any stock exchange to which such Party or any of its Affiliates is subject, (b) for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 12.13, (c) to the extent required to be disclosed in connection with complying with or obtaining a waiver of any Preferential Purchase Right or Consent, and (d) to the extent that such Party must disclose the same in any Proceeding brought by it to enforce its rights under this Agreement. This Section 12.13 shall not prevent any Party from recording the Assignment delivered at the Closing or from complying with any disclosure requirements of Governmental Bodies that are applicable to the transfer of the Assets. The covenant set forth in this Section 12.13 shall terminate two (2) years after the Closing Date.
12.14Name Change. As promptly as practicable, but in any event within sixty (60) days after the Closing Date, Buyer shall eliminate, remove or paint over the use of the name “Chisholm” and variants thereof from the Assets, and, except with respect to such grace period for eliminating the existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Seller or any of its Affiliates. Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name and any resulting notification or approval requirements.
12.15Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

12.16Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.
12.17Non-Recourse Persons. The Parties acknowledge and agree that no past, present, or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, Representative, Affiliate, or financing source of Seller (including Warburg Pincus, LLC and Ontario Teachers’ Pension Plan) or the Earthstone Parties’ and any of the foregoing Person’s respective past, present, or future directors, managers, officers, employees, incorporators, members, partners, equityholders, agents, attorneys, Representatives, Affiliates, or financing sources (excluding, in each case, Seller and the Earthstone Parties, and subject to such exclusion, a “Non-Recourse Person”), in such capacity, shall have any liability or responsibility (in contract, tort, or otherwise) for, and each Party hereby waives, releases, remises and forever discharges, and shall cause each member of the other Party’s (or, in the case of Seller, the other Parties’) Group to waive, release, remise and forever discharge, any Damages, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interests, charges, or causes of action whatsoever, in law or in equity, known or unknown, against each Non-Recourse Person which are based on, related to, or arise out of the ownership or operation of the Assets, the Excluded Assets or negotiation, performance, and consummation of this Agreement or the other Transaction Documents or the Contemplated Transactions hereunder or thereunder. Each Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 12.17.
12.18Conflicts Waiver; Privilege. Buyer, on behalf of itself and its Affiliates (collectively, the “Buyer Related Parties”), hereby waives, and agrees not to allege, any claim that Kirkland & Ellis LLP (“Seller’s Counsel”) has a conflict of interest or is otherwise prohibited from representing Seller, Warburg Pincus, LLC, Ontario Teachers’ Pension Plan or any of their respective Affiliates or Representatives (“Seller Related Parties”) in any post-Closing matter or dispute with any of the Buyer Related Parties related to or involving this Agreement (including the negotiation hereof) or the transactions contemplated hereby, even though the interests of one or more of the Seller Related Parties in such matter or dispute may be directly adverse to the interests of one or more of the Buyer Related Parties. Buyer, on behalf of itself and all other Buyer Related Parties, acknowledges and agrees that Seller’s, and each of its Affiliate’s, attorney-client privilege, attorney work-product protection and expectation of client confidence involving any proposed sale of the Assets or any other transaction contemplated by this Agreement, and all information and documents covered by such privilege, protection or expectation shall be retained and controlled by Seller and its Affiliates, and may be waived only by Seller. Buyer and Seller acknowledge and agree that (a) the foregoing attorney-client privilege, work product protection and expectation of client confidence shall not be controlled, owned, used, waived or claimed by any of the Buyer Related Parties upon consummation of the Closing, and (b) in the event of a dispute between any of the Buyer Related Parties, on the one hand, and a Third Party, on the other hand, or any other circumstance in which a Third Party requests or demands that any of the Buyer Related Parties produce privileged materials or attorney work-product of Seller or its Affiliates, Buyer shall cause the applicable Buyer Related Parties to assert such attorney-client privilege on behalf of Seller or its Affiliates to prevent disclosure of privileged materials or attorney work-product to such Third Party. Buyer and Seller acknowledge and agree that the attorney-client privilege, attorney work-product protection and expectation of client confidence involving general business matters related to the Assets and arising prior to the Closing for the benefit of Seller and its Affiliates, on the one hand, and the Buyer Related Parties, on the other hand, shall be subject to a joint privilege and protection between such parties, which parties shall have equal right to assert all such joint privilege and protection and no such joint privilege or protection may be waived by (i) Seller or its Affiliates without the prior written consent of Buyer, or (ii) any of the Buyer Related Parties without the prior written consent of Seller; provided, however, that any such privileged materials or protected attorney-work product information, whether arising prior to, or after the Closing Date, with respect to any matter for which a party has an indemnification obligation hereunder, shall be subject to the sole control of such party, which shall be solely entitled to control the assertion or waiver of the privilege or protection, whether or not such information is in the possession of or under the control of such party. This Section 12.18 is for the benefit of Seller, the Seller Related Parties and Seller’s Counsel, and Seller Related Parties and Seller’s Counsel are express third-party beneficiaries of this Section 12.18. This Section 12.18 shall be irrevocable, and no term of this Section 12.18 may be amended, waived or modified, except in accordance with Section 12.07 or Section 11.08, as the case may be, and with the prior written consent of Seller’s Counsel and the Seller Related Party affected thereby. This Section 12.18 shall survive the Closing and shall remain in effect indefinitely.
12.19Specific Performance. The Parties acknowledge and agree that the Parties will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or Breach of this Agreement by any Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity (including monetary damages), Buyer and, following Closing, Seller shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to seek temporary, preliminary and permanent injunctive relief to prevent Breaches or Threatened Breaches of any of the provisions of this Agreement without posting any bond or other undertaking. Without limiting the generality of the foregoing, the Parties agree that Buyer shall be entitled to enforce specifically Seller’s obligation to consummate the Contemplated Transactions (including the obligation to consummate the Closing), if the conditions set forth in Article 8 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived. The Parties agree that they will not contest the appropriateness of specific performance as a remedy.
[Signature Pages Follow]

    IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLER:
                    Chisholm Energy Operating, LLC

                    By: /s/ Scott Germann
                    Name:     Scott Germann
                    Title: Chief Executive Officer

                    Chisholm Energy Agent, Inc.

                    By: /s/ Scott Germann
                    Name:     Scott Germann
                    Title: Chief Executive Officer

Signature Page to Purchase and Sale Agreement

BUYER:
                    Earthstone Energy Holdings, LLC

                    By: /s/ Robert J. Anderson
                    Name:     Robert J. Anderson
                    Title: President and Chief Executive Officer

EARTHSTONE:
                    Earthstone Energy, Inc.

By: /s/ Robert J. Anderson
                    Name:     Robert J. Anderson
                    Title: President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement